As Filed with the Securities and Exchange Commission on August ___, 1998
                                                          Registration No.______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           WORLD WIDE MAGIC NET, INC.
                 (Name of small business issuer in its charter)

                                -----------------

         California                                       95-4597370
(State or other jurisdiction)               (I.R.S. Employer Identification No.)

                                      7370
               (Primary Standard Industrial Classification Code)

                                   Alan Chang
                        320 S. Garfield Avenue, Suite 318
                               Alhambra, CA 91801
                                 (626) 588-3660
            (Name, Address and Telephone Number of Agent for Service)

                             -----------------------

                                   Copies to:
                             William D. Evers, Esq.
                             Kevin F. Barrett, Esq.
                            Evers & Hendrickson, LLP
                           155 Montgomery, 12th Floor
                             San Francisco, CA 94104
                Phone No.: (415) 772-8100 Fax No.: (415) 772-8101

                               -------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

                                            CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- ---------------------- ---------------------- -------------------
                                                                               Proposed Maximum
      Title of each class           Amount to be                              Aggregate Offering        Amount of
of Securities to be Registered       Registered          Price Per Share           Price (1)         Registration Fee
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
Common Stock, no par value            2,500,000               $4.00               $10,000,000             $2,950

Total                                                                             $10,000,000             $2,950
-------------------------------- -------------------- ---------------------- ---------------------- -------------------

     (1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

                      SUBJECT TO COMPLETION DATED _________

  Preliminary Prospectus

                           WORLD WIDE MAGIC NET, INC.
                                2,500,000 SHARES
                                  COMMON STOCK

         All of the 2,500,000 shares of common stock offered by this Prospectus are being sold either by World Wide Magic Net, Inc. d.b.a. Cyber Merchants Exchange (the "Company") or shares will be offered through Brokers. Prior to this Offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. After completion of this offering ("Offering"), and dependent largely upon the number of shares sold in this Offering, the Company's shares may be traded on a stock exchange (no application has been made to any stock exchange) or in the over-the-counter market, or no active trading market may develop or be sustained. See "Risk Factors" and "Shares Eligible for Future Resale."

         This Offering is being made directly by the Company for not more than 2,500,000 shares (the "Maximum" amount). Until 100,000 Shares (the "Minimum") are fully subscribed, all subscription payments will be deposited into an escrow account at Imperial Bank, Los Angeles, California. If the Minimum is not obtained within twelve months of the date of the commencement of this Offering, all proceeds deposited in the escrow account will be promptly refunded in full with interest, without any deduction for expenses. See "Use of Proceeds." This Offering will be terminated upon the earlier of: the sale of the Maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the Offering. A minimum purchase of 500 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

         The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE  COMMISSION OR ANY STATE  SECURITIES  COMMISSION NOR HAS THE SECURITIES
AND  EXCHANGE  COMMISSION  OR ANY STATE  SECURITIES  COMMISSION  PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

-------------------------------------------- ------------------------- ----------------------- ---------------------
                                                                           Underwriting
                                                                          Discounts and           Proceeds to the
                                                Price to Public (1)       Commissions (2)           Company (3)
-------------------------------------------- ------------------------- ----------------------- ---------------------
Per Share:                                            $4.00                     None                  $4.00
-------------------------------------------- ------------------------- ----------------------- ---------------------
Total Minimum (100,000 Shares):                      $400,000                   None                 $400,000
-------------------------------------------- ------------------------- ----------------------- ---------------------

Total Maximum (2,500,000 Shares):                  $10,000,000                  None               $10,000,000
-------------------------------------------- ------------------------- ----------------------- ---------------------

(1) The Price to Public has been arbitrarily determined by the Company. Among factors considered in determining the public offering price were the Company's current financial condition, its future prospects, the state of the markets for its services, the experience of management, and the economics of the industry in general.
(2) The shares are being sold directly by the Company through designated officers who are registered as sales representative, where required, and will not receive any commission and through Brokers. See "Plan of Distribution."
(3) Before deducting estimated expenses of $108,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and accounting fees.

                 The date of this Prospectus is August _____, 1998

No person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this Offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.


                                 REFERENCE DATA

         Upon the date of this Prospectus, the Company became subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") for its current fiscal year. Upon completion of this Offering the Company may be required to register under the Exchange Act and continue to file required annual and quarterly reports.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on June 30. In addition, the Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated under the laws of the state of California, on July 16, 1996. The Company's corporate office and principal place of business is located at 320 S. Garfield Avenue, Suite 318, Alhambra, California 91801. The Company's telephone number is (626) 588-3660 or (888) 564-6263 (JOIN CME). The Company's fax number is (626) 588-3655. The Company's E-mail address is info@c-me.com and its World Wide Web site is http://www.c-me.com.

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", as well as those discussed elsewhere in this Prospectus.

The Company

         The Company was founded in July 1996 with the primary mission to make electronic commerce (E-commerce) easy, practical, efficient and inexpensive for buyers and sellers in the consumer products wholesale industry. To that end, the Company has developed three products which includes: (1) a virtual trade show,
(2) an exclusive Internet Sourcing Network ("ISN") and (3) an exclusive Internet Sourcing Network with Internet Electronic Data Interchange ("EDI") capabilities. The products currently serviced include apparel, footwear, piece goods, sporting goods, computers, software, consumer electronics, linens and baby items.

         The Company's virtual trade show has been operational since November 1, 1996. Located at http://www.c-me.com, this virtual trade show enables wholesalers and manufacturers to showcase their consumer products over the Internet for a nominal fee. Retail buyers have free access to the virtual trade show through the use of the Company's FOCASTING (Focused Broadcasting) and DEPS (Dynamic End-User Profile System) software.

         Since October, 1997, the Company has been working with Burlington Coat Factory Warehouse Corporation [NYSE:BCF] and has created an ISN for it. The ISN will create an electronic link between BCF and its vendor base, allowing BCF to streamline and centralize the way it buys and sources goods. The Company is also working with Family Bargain Corporation to create an ISN for it. In addition, the Company seeks to create ISN's for other retailers, including Ann & Hope and Ames Department Stores.

         Lastly, the Company is in the process of developing Internet EDI and incorporating these capabilities into the ISN's the Company creates for retailers. By using existing Internet technology as a framework, the Company's ISN with Internet EDI will provide an affordable alternative to standard EDI to retailers and vendors alike.

Strategy

         The Company's strategy is to aggressively secure as many collaborative retail partnerships as possible by establishing specific ISN's for each retailer in exchange for the retailer's co-marketing efforts in encouraging their vendors to join the ISN. Subsequently, the Company intends to establish a presence in the Pacific Rim and to develop foreign partnerships that will strengthen the Company's position. Management is hopeful that such an expansion will allow the Company to attract foreign vendors who, ordinarily, would have no effective means of communicating and presenting products to major U.S.-based retailers. More importantly, the Company is hopeful that its domestic and foreign operations will allow it to achieve a critical mass of vendors and product information. See, "Business -- Strategic Plan."

The Offering

Common Stock offered by the Company 100,000 shares (Minimum)
                                    2,500,000 shares (Maximum)

Common Stock outstanding prior
to the Offering, as of November
30, 1997                            5,750,000 shares(1)

Use of Proceeds                     If  the  Company  raises  the  Minimum,   it
                                    intends   to  use  the   proceeds   for  the
                                    expansion   of   its   current   operations,
                                    including   establishing  Internet  Sourcing
                                    Networks with Internet EDI,  up-grading  its
                                    existing   computer    infrastructure    and
                                    Internet  access,  and for  working  capital
                                    purposes. If the Company raises the Maximum,
                                    it  intends  to  form  joint  ventures  with
                                    suitable  foreign  partners  to  open  up to
                                    eight  (8)  offices  in the  Far  East.  The
                                    Company  intends to invest up to  $1,000,000
                                    in each  foreign  office  in  return  for an
                                    equity   interest   above  and   beyond  the
                                    Company's  investment as well as 10% royalty
                                    from  the  gross  receipts  of each  foreign
                                    office.  The remaining proceeds will be used
                                    for the expansion of its current operations,
                                    including   establishing  Internet  Sourcing
                                    Networks with Internet EDI,  up-grading  its
                                    existing   computer    infrastructure    and
                                    Internet access, and for working capital purposes.

(1) The Company has 5,750,000 shares of common stock currently outstanding and 250,000 shares of common stock reserved for issuance upon exercise of currently exercisable stock options. See, "Stock Options."

Summary Financial Data:

Statement of Operations Data:              Year Ended June 30, 1997             Nine Months Ended March 31
                                           --------------------------        ----------------------------------
                                                                                        (Unaudited)
                                                                                1997                    1998
                                                                             -----------            -----------
Revenues                                          $    35,900                $    18,830            $    54,168
Operating loss                                       (637,208)                  (447,190)              (425,921)
Interest income(1)                                     50,397                     41,099                 10,829
Loss before income taxes                             (586,811)                  (406,091)              (415,092)
Net loss                                             (587,611)                  (406,891)              (415,892)
Basic and diluted net loss per share (2)                (0.13)                     (0.09)                 (0.08)
Shares used in per share calculation (3)            4,503,671                  4,420,595              4,938,060

Balance Sheet Data:                               March 31, 1998 (Unaudited)
                                                 ----------------------------
                                                   Actual        As Adjusted (4)

Working capital ........................         $   475,138      $10,367,138
Total assets ...........................         $   605,029      $10,497,029
Stockholders' equity ...................         $   576,497      $10,468,497

(1)  Interest income from loan to Frank Yuan. See, "Certain Transactions".
(2) See Note 1 of Notes to Financial Statements for the determination of shares used in computed basic and diluted net loss per share.
(3) Based on shares outstanding as of March 31, 1998, excludes, as of March 31, 1998, (i) 145,000 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1997 Stock Option Plan at a weighted average exercise price of $0.19 per share and 105,000 shares reserved for future issuance thereunder and (ii) 950,000 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.00 per share. See "Management -Stock Options" and Note 1 of Notes to Financial Statements.
(4) Adjusted to reflect the sale of 2,500,000 shares of Common Stock by the Company at the initial public offering price of $4.00 per share and the application of the estimated net proceeds therefrom.


                                  RISK FACTORS

         An investment in the Shares being offered hereby involves a high degree of risk. Consequently, in addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully by potential investors in evaluating an investment in the Company's Shares.

Future Capital Needs - Additional Funding Requirements

         From its inception in July, 1996, the Company funded its operations primarily by raising $1,050,000 through the private sale of 9,500,000 shares of common stock to a limited group of investors. In addition, prior to this Offering, the Company raised approximately $500,000 through the private sale of 2,000,000 shares. In March, 1998 the Board of Directors and shareholders effectuated a 2-for-1 reverse stock split such that after the reverse split a total of 5,750,000 issued shares and 250,000 shares reserved for stock options, remain outstanding. Management believes that the Minimum amount (approximately $292,000, net of expenses) together with cash flows from the sale of its Internet services are sufficient to fund operations for the next 6 months and will enable the Company to market its ISN, and pursue additional strategic retail partners. If the Maximum (approximately $9,892,000, net of expenses) is raised, the Company expects to not only fund its current operations but to also pursue the development of ISN's with Internet EDI capabilities, and form joint ventures with suitable foreign partners. The joint venture plan entails opening up to eight (8) satellite offices in Pacific Rim countries (i.e., China, South Korea, Taiwan, Hong Kong, Singapore, Thailand, Indonesia, and the Philippines) to attract foreign manufacturers to join the Company's services, including its virtual trade show and Internet Sourcing Network. In return for an investment of up to $1,000,000 in each of these anticipated foreign offices, the Company expects to receive an equity interest above and beyond the Company's investments as well as a 10% royalty of the gross receipts from each foreign office. Any excess funds will be held in reserve until needed. Because this Offering is being conducted on a best-efforts basis there can be no assurance that either the Minimum or Maximum amounts will be raised. If the Minimum is not achieved, the Company will have to curtail present operations significantly and seek alternative funding sources. See "Use of Proceeds."

         In the event the Company requires additional financing, it may seek such financing through bank borrowing, debt or other equity financing. There can be no assurance that such financing will be available to the Company on acceptable terms, if at all. Any future equity financing may involve the sale of additional shares of the Company's Common Stock on terms that have not yet been established. These terms may be more favorable than those contained herein and would result in dilution to the investors in this Offering.

Limited Operating History

         Although incorporated in July, 1996, the Company started its operations in November 1996. The revenues from the sale of the Company's services prior to June 30, 1997 totaled $35,900. As interest in the Internet as a viable marketing tool and advertising medium increases and the Company solidifies its relationships and contracts with Burlington Coat Factory and Family Bargain Corporation, Management expects sales to exceed operating expenses. Because the Company has only recently begun to market its ISN and collect subscription fees, it is difficult to predict when, if ever, it will produce an operating profit.

History of Losses

         The process of establishing and operating an early stage Internet venture required the Company to incur substantial development costs at a time when revenue sources were limited. As a result, the Company incurred operating losses of $587,611 in the fiscal year ended June 30, 1997. See "Selected Financial Data" and "Financial Statements." Management expects that the spread between expenses and revenues will continue to narrow and that operations will become profitable. It is important to note, however, that Management's belief is based in part on Burlington's Coat Factory's and Family Bargain Corporation's co-marketing efforts as well as their efforts to convince their vendors to join the Internet Sourcing Network. It also assumes that no unexpected costs or expenses are incurred.

Valuation and Dilution

         The $4.00 per share offering price assumes a valuation of the Company of approximately $37,777,777 based on 9,444,444 shares outstanding after the completion of the sale of 2,500,000 shares offered hereby plus the grant and exercise of stock options to purchase 250,000 shares (of which 105,000 shares have not yet been granted) and the exercise of Burlington Coat Factory's stock warrant (which, assuming the maximum number of shares are sold hereby, would be for 944,444 shares). Prior to this Offering, there has not been any public market for the Company's common stock and no public market is expected to develop. Accordingly, the Offering price has been arbitrarily determined by the Company. Among factors considered in determining the Offering price were the Company's current financial condition, its future prospects, the state of the markets for its services, the experience of management, and the economics of the industry in general. Purchasers of the Shares will experience immediate and substantial dilution in the pro forma net tangible book value per share of the Common Stock from the Offering price. See "Dilution."

Reliance on Collaborative Partners

         The Company's present strategy is to seek collaborative partners, mainly retailers, for the purpose of creating ISN's for them in exchange for their co-marking efforts. Such collaborative arrangements, if entered into, may provide the Company with additional revenues and make it easier for the Company to attract subscribers. Although the Company has successfully secured such a partnership with Burlington Coat Factory and Family Bargain Corporation, there can be no assurance that the Company will be successful in finding other suitable collaborative partners to establish ISN's, nor can there be any assurance as to the timing or terms of any such collaboration. If the Company is unable to enter into favorable collaborative arrangements, the Company may not have sufficient resources to further develop the ISN's. In any event, the Company believes that revenues from the ISN's, will depend in part upon the efforts expended by the retailer's management and buyers in encouraging and, to some extent, in requiring, the retailer's existing vendor pool to join the ISN. The amount and timing of resources devoted to convincing vendors to join the ISN's will be controlled by the retailer. Should the retailer fail to perform any essential functions, the Company's business and results could be materially adversely affected. However, although the Company seeks exclusive agreements with the collaborative partners there can be no assurance that any of the Company's anticipated collaborative partners would not pursue alternative technologies or develop alternative methods on their own or in collaboration with others, including the Company's competitors.

Dependence on the Internet

         Because the Company's products and services are directly marketed over the Internet, the future success of the Company will depend in large part on whether the Internet proves to be a viable commercial marketplace. Whether because of inadequate development of the necessary infrastructure or as a result of fraud, or any other cause, if retailers lack confidence in sourcing products over the Internet the Company's business, operating results and financial condition will be materially adversely affected.

Rapid Technological Change; Dependence on New Product Development

         The Internet market in which the Company intends to compete is characterized by rapid and significant technological developments, frequent new product introductions and enhancements, continually evolving business expectations and swift changes. To compete effectively in such markets, the Company must continually improve and enhance its existing products and services and develop new technologies and products that incorporate technological advances, satisfy increasing customer expectations and compete effectively on the basis of performance and price. The Company's success will also depend substantially upon its ability to anticipate, and to adapt its products and services to its collaborative partners preferences. There can be no assurance that technological developments will not render some of the Company's products and services obsolete, or that the Company will be able to respond with improved or new products, services, and technology that satisfy evolving retailer and wholesaler expectations. Failure by the Company to develop or introduce new products, services, and enhancements in a timely manner could have a material adverse effect on the Company's business, financial condition and operations. Also, to the extent one or more of the Company's competitors introduces products that better address the retailer's needs, the Company's business would be materially adversely affected.

Delays in New Product and Service Development and Introduction

         The process of developing products and services such as those offered by the Company is extremely complex and it is highly likely that the Company will experience delays in developing and introducing new products and services in the future. If the Company is unable to develop and introduce new products, services or enhancements to existing products and services in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial conditions would be materially adversely affected. Also, announcements of currently planned or other new products and services may cause customers to delay their subscription decisions in anticipation of such products and services, which could have a material adverse effect on the Company's business, operating results and financial condition, especially if the introduction of such products and services is delayed.

Flaws and Defects in Products and Services

         Products and services as complex as those offered by the Company may contain undetected flaws or defects when first introduced or as new versions are released. Any inaccuracy or defects may result in adverse products and service reviews and a loss or delay in market acceptance. There can be no assurance that flaws or defects will not be found in the Company's products and services. If found, flaws and defects would have a material adverse effect upon the Company's business operations and financial condition.

Management of Potential Growth

         The Company's ability to manage its future growth, if any, will require it to continue to implement and improve its operational, financial and management information systems and control and to hire and train new employees, including management and technical personnel, and also to motivate and manage its new employees and to integrate them into its overall operations and culture. Although the management team has successfully grown other companies, there can be no assurance that the Company will be able to perform such actions successfully. The Company's failure to manage growth effectively would have a material adverse effect on the Company's results of operations and its ability to execute its business strategy.

Lack of Public Market

         Prior to this Offering, there has not been a public market for the Shares and none is anticipated to develop in the near future. It is unlikely that a regular trading market will develop in the near term or that, if developed, it will be sustained. In the event a regular public trading market does not develop, any investment in the Company's Common Stock would be highly illiquid. Accordingly, an investor in the Shares may not be able to sell the Shares readily.

Adverse Effect on Market Price of Shares by Shares Eligible for Future Sale

         All 5,750,000 shares of Common Stock issued by the Company and 250,000 shares reserved for stock options, after taking into account the 2-for-1 reverse stock split prior to this Offering, were offered and sold by the Company in private transactions in reliance on an exemption from registration under the Securities Act. Accordingly, all of such securities are "restricted securities" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration.

         In general, Rule 144 imposes a minimum holding period of one year for restricted securities. Thereafter, if restricted or other securities are sold for the account of a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, the amount of securities sold, together with all sales of restricted securities and other securities of the same class for the account of such person within the preceding three months shall not exceed the greater of: (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the required notice, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 during the four-week period specified in (ii) above. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

         Future sales of Shares of Common Stock by the Company could materially adversely affect the prevailing market price, if any, of the Company's Common Stock. In addition, there are 250,000 shares reserved for future issuance under the Company's stock option grants to management and employees. The shares of Common Stock underlying these options would represent 4.2% of the Company's outstanding Common Stock prior to this Offering, assuming all the options were exercised. The Company is unable to predict the effect those sales by the Company, if any, or potential sales under any future stock option plan, may have on the market price of the Common Stock prevailing at the time of any such sales.

         Additionally, Burlington Coat Factory Warehouse Corporation (BCF) owns a warrant (the "Warrant") to purchase the Company's Common Stock, on a fully diluted basis, equal to ten (10%) of the Company pursuant to the Warrant Agreement dated October 15, 1997. The Warrant is currently exercisable at $4.00 per share. The Warrant expires upon the earlier of the following dates: (i) October 15, 2002: or (ii) 30 days after the closing of a firmly underwritten public offering of the Company's securities with which the aggregate gross proceeds to the Company are at least $5,000,000 and the offering price is at least $4.00 per share. The exercise of the Warrant would result in a substantial amount of shares being issued which could dilute the investors in this Offering if the Warrant was exercised at a time when the shares of the Company were trading at a price above this Offering price.

Dividends

         The Company has not paid any dividends or made distributions to its investors and is not likely to do so in the foreseeable future. The Company presently intends to retain earnings for use in its business. Additionally, the Company may fund a portion of its future expansion through debt financing, and a condition of such financing may prohibit the payment of dividends while the debt is outstanding. Therefore, investors should purchase Shares with the understanding that management's goal is to build value by increasing the size of the business and not by paying dividends. See "Dividend Policy."

Control

         Regardless of whether the Minimum or Maximum number of the Shares are sold pursuant to this Offering, control of the Company will remain with the present equity owners after the completion of the Offering. As a result, these stockholders will be able to control the Company and its operations, including the election of at least a majority of the Company's Board of Directors and thus, the policies of the Company.

Competition

         With the popularity of the Internet growing daily and as computer hardware (i.e., servers) and creating/maintaining web sites becomes more affordable, other on-line services may appear or are already established which will try to create an electronic link between vendors (wholesalers and manufacturers) on one side and retailers on the other. Some of those businesses may have far greater financial and marketing resources, operating experience and name recognition than the Company. Potential competitors include AT-Net (http://www.at-net.com), Apparel Exchange (http://aparelex.com), RagNet (http://www.ragnet.com), XMNet (http://www.xmnet.com), E.R.I.C Worldwide Enterprises (http://ericww.com), ICES, Inc. (http://www.icesinc.com), The Mart (http://www.themart.com), Apparel.Net (http://www.apparel.net), and Global Textile Network (http://www.g-t-n.com). All these web sites take different approaches ranging from creating "yellow page" type listing to acting as a middleman in transactions. To the best of the Company's knowledge, all of them charge membership and transaction fees higher than those charged by the Company to join its virtual trade show. Moreover, as far as the Company is aware, some of these companies charge buyers a monthly access fee to view products over the Internet. Most importantly, the Company believes that none of these web sites focus on the retailers. It is Management's belief that an important factor that vendors consider in joining an Internet service is whether retail buyers will actually see their products. Management also believes that buyers will be less inclined to visit a web site where they have to pay to visit if there are no assurances that the web site will include substantive product information. As such, Management believes that these competing web sites will have difficulty attracting and maintaining subscribers as well as attracting buyers.
Notwithstanding, these potential competitors, as well as the entry of more competitors offering similar web sites, could have a material adverse effect upon the Company's business, operating results and financial condition.

Dependence on Founder and Key Personnel

         The Company's business depends to a large extent on retaining the services of its founder, Frank S. Yuan (Chief Executive Officer and President), as well as Alan Chang (Vice President of Administration), James Zheng (Chief Technology Officer), and David Rau (Chief Financial Officer). Frank S. Yuan is a principal stockholder in the Company. The Company's operations could be materially adversely affected if, for any reason, one or more of the above officers ceases to be active in the Company's management. The Company has sought to minimize the possible loss of Mr. Chang or Mr. Rau to competitors by having each of them execute employment agreements containing non-competition and non-disclosure covenants. The Company has no key-person life insurance policy on any of the above-mentioned key personnel. See "Management" and "Principal Stockholders."

Lack of Full-Time Systems Administrator

         Currently, the Company utilizes the services of James Zheng and his assistant, Joseph Sloan, who both function as the Company's Systems Administrator. However, neither of them are working in that capacity on a full-time basis. Rather, Mr. Zheng is working on an on-call basis and devotes at least one day a week to maintaining the Company's system, network, and database. Mr. Sloan works solely on an on-call basis. Depending on the success of this Offering, the Company expects to hire a full-time Systems Administrator.

Penny Stock Regulations

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in this Offering may find it more difficult to sell their shares.


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Shares in this Offering are estimated to be approximately $292,000 if the Minimum is sold, and $9,892,000 if the Maximum is sold, after offering expenses. The Company expects to use the net proceeds for the purposes outlined below. If the Company raises the Maximum amount of this Offering, it intends to use funds from the Offering to increase sales through an extensive marketing and advertising campaign, attract more collaborative partners, form joint ventures with suitable foreign partners to open up to eight (8) offices in the Far East, expand its current operations, including establishing Internet Sourcing Networks with Internet EDI, up-grading its existing computer infrastructure and Internet access, and for working capital purposes.

                                                    Minimum             Maximum
                                             100,000 Shares    2,500,000 Shares
                                             --------------    ----------------
Working Capital:                                 $  164,000          $1,385,000
Office Expansion (Los Angeles):                      35,000              99,000
Office Set-Up (New York):                              --               198,000
Research/Development of Internet EDI:                58,000              99,000
Upgrading Hardware and Internet Access:              35,000              99,000
Foreign Office Set-Up (up to 8):                       --             8,012,000
                                                 ----------          ----------
Total:                                           $  292,000          $9,892,000
                                                 ==========          ==========

Description of Use of Proceeds

         Minimum: If the minimum amount of shares are subscribed to as part of this Offering, the Company intends to use the proceeds for the expansion of its current operations, including establishing Internet Sourcing Networks with Internet EDI, up-grading its existing computer infrastructure and Internet access, and for working capital purposes.

         Maximum: If the maximum amount of shares are subscribed to as part of this Offering, the Company will use all proceeds received as follows:

         Office Expansion: The Company will use approximately $99,000 to expand its principal office in Alhambra, California.

         Office Set-Up: The Company will use approximately $198,000 to set up an office in New York mirrored after its principal office in Alhambra, California.

         Research/Development   of   Internet   EDI:   The   Company   will  use
approximately $99,000 to develop its Internet EDI software.

         Upgrading   Hardware  and  Internet   Access:   The  Company  will  use
approximately $99,000 to purchase new computer hardware and upgrade its existing computer hardware as well as upgrade its Internet access.

         Foreign Office Set-Up: The Company will use approximately $8,012,000 to set-up up to eight (8) foreign offices.

         Working Capital. The Company will use approximately $1,385,000 for working capital purposes.

         The Company does not contemplate changes in the proposed allocation of estimated net proceeds of this Offering. However, the foregoing are estimates and events may require changes. Therefore, the Company reserves the right to make changes, if appropriate. Pending application of the net proceeds as described herein, the Company intends to invest the net proceeds in short-term, interest bearing, investment-grade securities.


                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception. The Company presently intends to retain all earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. Although the Company has no present plans to pursue additional financing through bank borrowing, debt or other equity financing, the pursuit of such financing may prohibit the payment of dividends. See "Description of Capital Stock."


                                 CAPITALIZATION

         The following table sets forth the actual unaudited capitalization of the Company on March 31, 1998, and also provides the pro forma capitalization of the Company as of March 31, 1998, after giving effect to the sale of the Minimum (100,000 Shares) and the Maximum (2,500,000 Shares) number of Shares offered hereby at the public offering price of $4.00 per share and the application of the estimated net proceeds:

                                                March 31, 1998
                                                --------------
                                             Pro Forma As Adjusted
                                             ---------------------
                                      Actual         Minimum         Maximum
                                   ------------    ------------    ------------
Stockholders' Equity:

Common Stock, No Par Value,
40,000,000 Shares Authorized

  5,750,000 Shares Issued and
     Outstanding                   $  1,550,000    $  1,842,000    $ 11,442,000

  Additional Paid-In Capital:            30,000          30,000          30,000

Accumulated Deficit                  (1,003,503)     (1,003,503)     (1,003,503)
                                   ------------    ------------    ------------
Total Stockholders' Equity:        $    576,497    $    868,497    $ 10,468,497
                                   ============    ============    ============

         In reliance upon the registration exemption provided for in Section 4(2) of the Securities Act of 1933, as amended, the Company raised working capital through two separate private offerings. The Company initially raised $1,050,000 through the first private offering resulting in the issuance of 9,500,000 shares of the Company's common stock. Thereafter, pursuant to the approval of the Board of Directors, the Company raised an additional $500,000 through the second private offering resulting in the issuance of 2,000,000 shares of the Company's common stock. As a result of the two private offerings the Company had issued a total of 11,500,000 shares of the Company's common stock, excluding 500,000 shares that have been issued or are held in reserve as stock options. Subsequently, in March 1998, the Board of Directors and shareholders effectuated a 2-for-1 reverse stock split such that a total of 6,000,000 shares, including stock options, remain outstanding.


                                    DILUTION

         On March 31, 1998, the Company had an unaudited net tangible book value of $576,497 or $0.1 per share. The net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of the Minimum and Maximum number of Shares offered hereby at the public offering price of $4.00 per share, and the application by the Company of the estimated net proceeds after deducting expenses, the pro forma net tangible book value of the Company as of March 31, 1998, would have been $908,517 and $10,508,517, respectively, or $0.149 per share and $1.236 per share, respectively. This represents an immediate increase in net tangible book value of $0.049 per share and $1.136 per share, respectively, to existing stockholders and an immediate dilution of $3.851 per share and $2.764 per share to new investors purchasing Shares in this offering. The following table illustrates the per share dilution in net tangible book value per share to new investors at the Minimum and Maximum
Offering:

                                                       Minimum           Maximum
                                                       -------           -------
Public Offering Price Per Share                         $4.00             $4.00

   Net Tangible Book Value Per Share as
     of March 31, 1998                                  $0.1              $0.1

   Increase in Net Tangible Book Value
     Per Share attributed to New
     Investors                                          $0.049            $1.136
                                                        ------            ------
Pro Forma Net Tangible Book Value Per                   $0.149            $1.236
   Share after this Offering:                           ------            ------

  Net Tangible Book Value Dilution Per                  $3.851            $2.764
   Share to New Investors                               ======            ======

         The following table sets forth, on a pro forma basis, as of March 31, 1998, the difference between existing stockholders and the purchasers of Shares at the Minimum and Maximum amounts sold in this Offering with respect to the number of shares purchased, the total consideration paid, and the average price paid per share:

                                        Shares Purchased                    Total Consideration        Average Price Per Share
                                ------------------------------         ------------------------------  -----------------------
                                   Number            Percent             Amount            Percent
                                -----------        -----------         -----------        -----------
Minimum Sold
   Existing Shareholders (1)      6,000,000                 98%        $ 1,620,020                 80%        $   0.27
   New Investors                    100,000                  2%        $   400,000                 20%        $   4.00
                                -----------        -----------         -----------        -----------         --------
   Total:                         6,100,000                100%        $ 2,020,020                100%        $   0.33
                                ===========        ===========         ===========        ===========         ========

Maximum Sold
   Existing Shareholders (1)      6,000,000                 83%        $ 1,620,020                 14%        $   0.27
   New Investors                  2,500,000                 17%        $10,000,000                 86%        $   4.00
                                -----------        -----------         -----------        -----------         --------
   Total                          8,500,000                100%        $11,620,020                100%        $   1.37
                                ===========        ===========         ===========        ===========         ========

(1) As used herein, the 6,000,000 shares purchased by existing shareholders assumes 5,750,000 shares of issued common stock plus the grant and exercise of 175,000 shares of stock reserved for stock options at $0.40 per share, and 75,000 shares for $20.


                             SELECTED FINANCIAL DATA

         The selected financial data presented below, as of June 30, 1997, and for the year then ended have been derived from the Financial Statements of the Company, which have been audited by KPMG Peat Marwick, LLP, independent certified public accountants. The financial statements and the independent auditors' report therein are included elsewhere in this Prospectus. The financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial
Statements and Notes thereto included elsewhere in this Prospectus.

Statement of Operations Data:                                     Year Ended June 30, 1997         Nine Months Ended March 31
                                                                   ------------------------     -----------------------------------
                                                                                                            (Unaudited)
                                                                                                   1997                     1998
                                                                                                -----------             -----------
Revenues ...................................................            $    35,900             $    18,830             $    54,168
Operating loss .............................................               (637,208)               (447,190)               (425,921)
Interest income(1) .........................................                 50,397                  41,099                  10,829
Loss before income taxes ...................................               (586,811)               (406,091)               (415,092)
Net loss ...................................................               (587,611)               (406,891)               (415,892)
Basic and diluted net loss per share .......................                  (0.13)                  (0.09)                  (0.08)
Shares used in per share calculation(2) ....................              4,503,671               4,420,595               4,938,060

(1)    Interest income from loan to Frank Yuan, see "Certain Transactions".
(2)    See Note 1 of Notes to Financial Statements.

Balance Sheet Data:                           June 30, 1997      March 31, 1998
                                              -------------      --------------
                                                  Audited          Unaudited

Working capital ..........................       $390,282           $475,138
Total assets .............................        541,216            605,029
Stockholders' equity .....................        492,389            576,497


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to those discussed in "Risk Factors" and elsewhere in this Prospectus.

Introduction

         The Company was formed in July, 1996 to develop, establish, and market web-based E-commerce solutions for retailers and their supply chains. These solutions take the form of three interlocking services: (1) a virtual trade show, (2) an Internet Sourcing Network ("ISN"), and (3) Internet EDI (which is still in the developmental stages). The business strategy of the Company is focused on establishing collaborative partnerships with U.S.-based retailers wherein the Company will provide the retailer with an ISN in return for their assistance in marketing the ISN to the supply chains. After establishing ISN's for these collaborative retail partners, the Company intends to use the Internet's near-global accessibility to expand these retailers' supply chains to foreign producing countries, primarily in the Pacific Rim. If the Maximum amount is raised, the Company intends to use a substantial portion of the proceeds from this Offering to implement its business strategy.

         During the development stage of the Company, the Company's primary activities have involved developing its virtual trade show and ISN software and database (the "Software"), organizing its sales force, and marketing its virtual trade show and ISN. Research and development costs are expensed as incurred. Selling expenses consist primarily of salaries, commissions, and administrative costs associated with the Company's payroll and marketing personnel. General and administrative expenses include the costs of consultants and other administrative functions of the Company.

Financial Condition and Results of Operations:

         The Company has had two years of operation.

         Fiscal Year Ended June 30, 1997

         The Company began conducting business in November, 1996. For the fiscal year ended June 30, 1997, the Company received total revenues of $35,900 which were from fees paid to the Company in connection with its virtual trade show and web design services. The total operating expenses for the fiscal year ended June 30, 1997 amounted to $673,108, consisting of $123,104 for cost of revenue of the Company's virtual trade show software and database and $550,004 of general and administrative expenses related primarily to setting up its office, hiring and training telemarketers, attending trade shows, and other expenses associated with the start-up expenditures of the Company. Consequently, for the fiscal year ended June 30, 1997, the Company experienced a net loss totaling $587,611.

         Nine Months ended March 31, 1997 and 1998

         The following discussion sets forth information for the nine-months ended March 31, 1998 compared with March 31, 1997. This information has been derived from unaudited interim financial statements of the Company contained elsewhere and reflects, in Management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Results of operations for any interim period are not necessarily indicative of results to be expected from the full fiscal year.

         From the end of the Company's fiscal year until March 31, 1998, the Company's revenues totaled $54,168, representing an increase of $35,338 from the same period a year ago, consisting primarily of fees paid by users of the Company's virtual trade show and web design services. The Company's operating expenses for the nine months ended March 31, 1998 totaled $480,089 consisting of $106,636 for cost of revenue of the Company's ISN and related software and $373,453 for general administrative and selling expenses, representing an increase of $14,069 from the nine months ended March 31, 1997. Consequently, the Company experienced a net loss of $415,892 for the nine months ended March 31, 1998.

Status of Operations

         Since its inception, the Company has solicited approximately 1,800 vendors that have shown some interest in joining the Company. Out of the 1,800 vendors solicited, the Company completed approximately 600 web sites for vendors, which includes product and company information. However, to date, the Company has only been able to collect its basic subscription fee from about 250 of these vendors.

Participation Agreements

         On October 15, 1997, the Company entered into a Participation Agreement with Burlington Coat Factory Corporation ("BCF"). Under the terms of the Participation Agreement, BCF would assist the Company in marketing the ISN to BCF's vendors in return for a portion of the monthly hosting fees. The Company is required to pay BCF 50% of the monthly hosting fees collected from vendors who join BCF's ISN as well as 50% of the additional monthly hosting fees collected from vendors who decide to join BCF's ISN as a secondary ISN. The
Company is also required to pay BCF 33% of the monthly hosting fees collected from vendors who appear on BCF's vendor list but wish to join another ISN the Company has created for a different retailer as well as 33% of monthly hosting fee collected from foreign (non-US) vendors who join BCF's ISN. Moreover, the Company is required to pay BCF 5% of all monthly hosting fees collected from US vendors of products in the apparel, linens, juvenile furniture, and footwear industries who did not join BCF's ISN. See, "Key Contracts & Strategic Partners."

         On January 27, 1998, the Company entered into a similar Participation Agreement with Family Bargain Corporation ("FBAR"). Under the terms of the Participation Agreement, FBAR would assist the Company in marketing the ISN to FBAR's vendors in return for a portion of the monthly hosting fees. Unlike the Company's Participation Agreement with BCF, FBAR will only receive 33% of the monthly hosting fees collected from vendors who join FBAR's ISN.

Income Taxes

         Since its inception, the Company has been taxed as a C corporation. Accordingly, the Company has available as of March 31, 1998 approximately $1,000,000 in net operating loss carry forwards which can be used to offset future federal taxable income. However, the utilization of net operating losses may be subject to certain limitations as prescribed by Section 382 of the Internal Revenue Code.

Liquidity and Capital Resources

         Since its inception, the Company's principal source of capital has come as a result of private placements of equity. Specifically, through the use of private placements, the Company was able to raise $1,550,000 in capital through the issuance of 11.5 million shares of common stock described as follows:

         a. From August, 1996 to January, 1997, the Company raised $1,050,000 in an initial private placement of 9.5 million shares of common stock. 4.5 million shares were sold to Frank S. Yuan, founder and President of the Company, for $50,000. The remaining 5 million shares were sold at $0.20 per share.

         b. From November, 1997 to March, 1998, the Company raised an additional $500,000 through a second private placement of 2 million shares of common stock. All the shares were sold for $0.25 per share.

         In March, 1998, the Board of Directors and majority of the shareholders approved a 2-for-1 reverse stock split. The reverse stock split would also affect the stock options held by key employees. See, "Stock Options." After giving effect to the 2-for-1 reverse stock split, the Company had a total of
5.75 million shares of common stock outstanding.

         The Company experienced losses from operations of $587,611 for the year ended June 30, 1997 and $415,892 for the period ended March 31, 1998. As of March 31, 1998, the Company had $491,220 in cash and $576,497 in net stockholders' equity. Since March 31, 1998, the Company has continued to experience losses from operations and increases in net deficit. Management estimates the Company's monthly burn rate to be between $40,000 and $50,000. As for April and May, 1998, the Company's burn rate was $46,000 and $39,441, respectively. Accordingly, the Company needs to raise capital to continue its development strategy. Management expects this capital requirement be met from the proceeds of this Offering if the Maximum is raised. If the Company is unable to raise the Minimum amount in this Offering, it may be unable to continue as a going concern. See, "Risk Factors -- Limited Operating History; History of Losses."

         Based on its development strategy, the Company anticipates that the net proceeds of this Offering, if the Minimum is raised, will be adequate to satisfy the Company's capital and operation requirements for approximately 6 months from the consummation of this Offering. The Minimum net proceeds of this Offering are estimated to be approximately $292,000 ($9,892,000 if the Maximum amount is raised), assuming an estimated initial public offering price of $4.00 per share. The Company's capital requirements may vary materially from those now planned because of results of development, retailer and wholesaler acceptance, among other factors. See, "Risk Factors -- Reliance of Collaborative Partners; Dependence of the Internet."

         In the event of unanticipated developments during the next 6 months, or to satisfy future funding requirements, the Company will fund its operation through public or private offerings of securities, with collaborative or other arrangements with corporate partners or from other sources. Additional financing may not be available when needed or on terms acceptable to the Company. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its development programs and curtail its development strategy. To the extent the Company raises additional capital by issuing securities, dilution to investors purchasing shares in this Offering will result.

                                    BUSINESS

Overview

         The Company develops, establishes, and markets web-based solutions for buyers and sellers in the wholesale industry. The products currently profiled include apparel, footwear, piece goods, sporting goods, computers, software, consumer electronics linens and baby items. The Company has three interlocking services including a virtual trade show, an Internet Sourcing Network ("ISN"), and Internet EDI (which is still in the developmental stages). The Company's virtual trade show and ISN provide a convenient on-line forum which enables retailer buyers to quickly preview products and make efficient preliminary merchandising decisions. Designed to cast aside the outdated, costly, and time consuming old way of doing business, the Company's virtual trade show and ISN enables retail buyers to manage more efficiently and streamline their merchandise selection process. The Company's ISN also opens a new interactive channel of communication between the buyer and vendor/seller that is normally not available and allows an easy, practical, and convenient way for the vendor to call the buyer's attention to its entire product line. Lastly, when developed, the Company's Internet EDI will compliment its ISN to create an inexpensive alternative to standard EDI.

         The Company's virtual trade show and ISN are supported by the Company's proprietary FOCASTING (Focused Broadcasting) and DEPS (Dynamic End-User Profile System) software. Similar to PointCast(TM) services, FOCASTING enables retail buyers to create individual web pages filled with only those products that fall within their buying responsibilities. After the buyer creates his customized web page, the FOCASTING software will "push" or broadcast directly to the buyer's desktop all products contained within the Company's database that fall within the selected product categories. DEPS, on the other hand, is a multi-purpose software that enables the buyer to control the flow of information as well as opens up an interactive channel of communication between the buyer and vendor. Simply put, DEPS advances "Push" technology to new heights by putting the end-user (the buyer) in total control of the information "pushed" to him. With DEPS, the buyer will have the ability to independently manipulate the information contained within his own database without adversely affecting what other buyers see. DEPS also helps the buyer work efficiently by notifying him whenever new or close-out items appear in his database. The buyer will then be prompted to look at the new or close-out items while other products remain available for review and consideration. Lastly, DEPS allows interactivity between the buyer and vendor that was heretofore not available. With DEPS, buyers can broadcast and vendors can receive important messages. For instance, buyers can now send broadcast messages to announce "Open to Buys," inquire about specific terms, or inquire about product availability. DEPS also allows buyers to send important feedback messages to vendors whenever a buyer deletes a product from his database.

         The Company believes that its services are a winner for both buyers and vendors. Buyers win by utilizing a practical, cost-effective, and efficient means for sourcing merchandise. Moreover, buyers win by using a service that provides them with rapid and easy access to diverse product lines. Vendors win by: (1) improving communications with the buyer; (2) gaining daily access to the right buyer; (3) having their products quickly displayed to the buyer for prompt consideration; (4) saving significant sums ordinarily involved in mailing or shipping samples, line sheets, and product catalogs; and (5) receiving assurances that when the buyers call for a personal meeting and inspection of samples, they will already have an interest in selected samples since they will already have previewed the products using the Company's services.

         The Company markets and sells its services through a direct sales force as well as with the assistance of retail buyers. The Company's retail customers include Burlington Coat Factory, Ann & Hope, and Family Bargain Corporation.

Industry Background

         In the past, vendors did several things in order to consummate a potential sale. They would often travel to the buyers offices to show product samples, attend trade shows to show off their product to prospective buyers, or bring/ship their samples to the buyer for consideration. All these old ways of doing business resulted in a lot of time and money being spent by the vendor. Even after all of this time has been inefficiently spent, vendors and sales representatives will still have to invest more hours on the telephone trying to locate the right buyer they want to see their merchandise. And, for those vendors who are able to visit the buyer's offices, even more time may be spent waiting to meet with the right buyer. The Company believes that its services are better than that costly, and time consuming process and increase the chance that the vendor's merchandise will be seen by the right buyer.

Strategic Plan

         Establish Collaborative Partnerships with Retailers

         The Company's primary strategy is to aggressively develop as many collaborative retail partnerships as possible by establishing ISN's in return for the retailer's co-marketing efforts in encouraging the ISN to the retailers existing and potential vendor base. Management believes that with the assistance of the retailer's management and buyers, the Company will be able to attract a greater number of vendors willing to pay to join the retailer's ISN. And, when the Company adds Internet EDI capabilities to the retailer's ISN, Management believes that the retailers will encourage its vendors to join the retailer's ISN in order to facilitate their business relationship. The Company also plans to include the information provided by vendors who join the retailer's ISN in the Company's virtual trade show. This will allow the Company to simultaneously build substance to its public web site so that it can also function as a useful business tool for other retailer buyers.

         Develop Foreign Strategic Partners or Expand

         In conjunction with establishing collaborative retail partnerships, the Company will seek to attract foreign vendors to its services. To do this, the Company will seek suitable foreign partners to whom the Company will license its web-based software, including the Company's real-time product retrieval software, search-engine software, FOCASTING and DEPS software. In return for this license, the Company will request that a foreign entity be established either in the form of a partnership or joint venture in which the Company will have an equity interest above and beyond its investment interests plus a 10% share of the gross receipts from each foreign office. The foreign entity will offer foreign vendors access, via the Internet, to the U.S. market and U.S.-based retailers. Management believes that foreign vendors will be eager to join such a service and supply the relevant product information when they know that U.S. retailers will be looking at their products. As such, it is Management's belief that the Company will be able to dramatically increase the amount of substantive product and vendor information contained in the Company's ISN's and virtual trade show. Management hopes that these satellite offices will serve as a barrier to entry for potential competitors. With the information obtained from U.S.-based vendors and foreign vendors, the Company will achieve a critical mass of product and vendor information so as to make the Company the preeminent Internet source for such information.

Services Offered

         Virtual Trade Show

         The Company's virtual trade show is located at http://www.c-me.com. This virtual trade show became functional on November 1, 1996 and allows vendors (wholesalers and manufacturers) the ability to showcase their products over the Internet.

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


         To accomplish this, the Company essentially transforms the vendor's line sheet or product catalog into a dynamic Internet listing, complete with a detailed description and digital photograph of the product. These web pages are generated "on the fly" so that, with the proper equipment and password, the vendor has the ability to make changes to its product information from any workstation with Internet access. These products are then indexed and separated into easily recognizable categories on the virtual trade show, which facilitates quick product searches by retail buyers. The virtual trade show also includes a real-time product retrieval search engine linked to the Company's database that can be accessed by simply pointing and clicking a computer mouse button. As an added benefit, the Company creates a basic home page for the vendor, upon which the vendor can include a brief description of its company history and contact information. To join the Company's virtual trade show, the Company charges a $300 set-up fee and a $30 monthly hosting fee, which permits the subscribing vendor to list up to 15 products.

         Retail buyers have free access to this virtual trade show. And, by using the Company's FOCASTING software, the buyer can create individual web pages filled with only those product categories that fall within their buying responsibilities. The FOCASTING software then "pushes" or broadcasts directly to the buyer's desktop all products within the Company's database that fall within the selected product categories. For example, if a Men's Jeans buyer created a customized web page using FOCASTING and selected "Men's Jeans," the FOCASTING software will transmit all the information and images relating to Men's Jeans within the Company's database to the buyer each time he/she logs on.

         Internet Sourcing Network

         The Company's ISN was developed to help retail buyers locate and review products more efficiently and effectively. No longer will the buyer have to venture out into the field to review product samples or wait for samples to be sent. Rather, with the ISN, the buyer will have instant access to numerous product images and diverse product lines without ever having to leave his office.

         The ISN takes all the features of the Company's virtual trade show and customizes it to suit the needs of each retailer. In addition to incorporating the Company's FOCASTING software, the ISN will feature the Company's innovative DEPS software. DEPS advances "Push" technology to new heights by putting the end-user (the buyer) in complete control of the information "pushed" to him. When used in conjunction with the FOCASTING software, the buyer can customize his own web page by selectively deleting, restoring or archiving the information "pushed" to him. Unlike the lack of control the end-user previously experienced with "push" technology, DEPS enables the buyer to freely manipulate the data he receives to suit his own needs. In addition, DEPS possesses an advanced feature that provides "individualized" update notification. That is, each buyer will be notified of any information that is "new" to him and not receive a simple generic update notice sent to every user. Moreover, with DEPS, the ISN becomes interactive allowing the buyers to send broadcast e-mails and receive responses from vendors. The buyer can then evaluate the responses and purchase the best product at the best price. With all the information provided to the buyer through the ISN, the buyer can now make an intelligent preliminary buying decision.

         The ISN also empowers the vendors to make changes to the information they have displayed on the ISN. That is, the vendor will be provided with a unique password that allows it to remove or add product information on to the ISN from any computer with Internet access.

         ISN with Internet EDI

         The Company is in the process of developing Internet EDI (Electronic Data Interchange) which it will incorporate into the ISN's it designs for retailers. Conceptually, the Company's ISN with Internet EDI will be linked to the retailers existing network. At least initially, the ISN with Internet EDI will assist in the transmission of purchase orders, invoices, and shipping documents.

         The Company believes that once completed, the ISN with Internet EDI will provide all the benefits and functions of standard EDI (the ability to send and receive purchase orders, invoices, and shipping documents) but at a lower cost. Generally, standard EDI is provided over a third-party networking system. Operating independent of the Internet, standard EDI requires a complex infrastructure with substantial maintenance costs, which are necessarily passed on to the subscribing vendors and retailers. Management believes that some vendors often pay $4,000 to $5,000 per year just to use standard EDI, which includes purchasing third-party EDI software and sometimes paying a usage fee. In addition, the retailers must also pay these third-party software companies several thousand dollars per year just to be able to use their EDI software.

         In contrast, Management believes that its ISN with Internet EDI capabilities will function equally as effective as standard EDI but without the substantial costs of maintaining a separate infrastructure. With Internet EDI, Management utilizes an established infrastructure -- the Internet -- with a reliable, proven and inexpensive but effective method of data transfer. Management believes that the ISN with Internet EDI can reduce the costs for both sides and present a win-win situation for retailers and vendors alike. The retailer wins by having free access to this business tool that will not only allow it to transmit and receive crucial documents but also help its buyers efficiently source products, reduce clerical mistakes, save money, and, ultimately, achieve a truly "paperless" way of conducting business. Similarly, the vendors win by using the ISN with Internet EDI because it allows them to receive and transmit crucial documents at a fraction of the cost. Moreover, the vendors win by: (1) eliminating the costs in printing catalogs and shipping entire sample lines, (2) reducing unproductive sales calls, and (3) gaining daily access to the right buyer.

         Web Page/Home Page Design

         Management believes that designing premium web sites is a good way both to supplement its income as well as to increase the Company's technical capabilities. To date, because of Management's access to local Southern California banks, the Company was able to develop web sites for these banks -- EverTrust Bank, American International Bank, First Continental Bank, United National Bank, and Grand National Bank. The Company has also developed premium web sites for A.I. Systems (a computer parts wholesaler), Nissin Caps (a hat and cap manufacturer), Cyborg Millennium Clothing (a streetwear clothing company) and Kidz World, Inc. (an importer of virtual pet games).

Key Contracts & Strategic Partners

         Management has established or is in the process of establishing affiliations and/or contracts with several retailers. The most significant of these are listed below.

         Burlington Coat Factory. The Company has negotiated a contract with Burlington Coat Factory Warehouse Corporation (BCF). Under the terms of this contract, the Company will build an exclusive ISN for BCF for free. In return, BCF will provide the Company with a list of its existing vendors (estimated at 15,000 vendors) and help the Company market the ISN to these vendors. Management anticipates charging the vendors a $300 set-up fee and a $150 monthly hosting fee. BCF shall receive 50% of the monthly hosting fees collected from vendors who join BCF's ISN as well as 50% of the additional monthly hosting fees collected from vendors who decide to join BCF's ISN as a secondary ISN. BCF shall also receive 33% of the monthly hosting fees collected from vendors who appear on BCF's vendor list but wish to join another ISN the Company has created for a different retailer as well as 33% of monthly hosting fee collected from foreign (non-US) vendors who join BCF's ISN. BCF shall also receive 5% of all monthly hosting fees collected from US vendors of products in the apparel, linens, juvenile furniture, and footwear industries who did not join BCF's ISN. Lastly, BCF will receive a stock warrant whereby BCF has the option to purchase an equity interest of up to 10% of the Company. Management believes that offering its partners a meaningful warrant option in the Company and a substantial profit-sharing package, such as the one granted to BCF, will foster more aggressive and dedicated co-marketing efforts from these partners. As a result, Management will utilize this approach in cultivating other collaborative retail partnerships.

         Ann & Hope. The Company has built an ISN for Ann & Hope, a Rhode Island-based retailer. In return, Ann & Hope has provided the Company with a list of its vendors and has issued a letter strongly encouraging its vendors to join the ISN.

         Family Bargain Corporation. The Company has negotiated a contract with Family Bargain Corporation [NASDAQ:FBAR], a San Diego-based retailer, to develop an exclusive ISN. Family Bargain Corporation, through General Textiles and Factory 2-U, operates over 150 off-price retail apparel and housewares stores located throughout California, Arizona, Washington, New Mexico, Oregon, Nevada, and Texas. Family Bargain Corporation has agreed to send letters to its vendors encouraging them to join the ISN and will have its buyers do the same. In return for its efforts in marketing and promoting the ISN, Family Bargain Corporation will receive 33% of the monthly hosting fees.

         Ames Department Stores. The Company is also currently negotiating with Ames Department Stores, [NASDAQ:AMES], a Connecticut-based retailer, to develop an exclusive ISN. To date, Ames' management has agreed to test the Company's ISN system in a few departments. Upon successful completion of the testing stage, Ames Department Stores may contract with the Company on terms similar to those of the Company's contract with BCF.

Marketing

         The Company's primary method of marketing its virtual trade show to its customers (wholesalers) as well as its end-users (retailers) has been establishing a presence at major trade shows. So far, the Company has attended various trade shows in target industries including the International Textile Show, COMDEX, the 86th Annual National Retail Federation Convention & Expo, the Imprinted Sportswear Show, the Consumer Electronics Show (CES), the Super Show, MAGIC, ASR, NSGA, and Western Shoe Associates' Shoe Show. Management anticipates continuing the Company's presence at these trade shows. Just before these trade shows, the Company anticipates pursuing strategic advertisement in major trade publication that cover the Company's target industries

         Marketing the ISN's vary from retailer to retailer. For instance, for Ann & Hope's ISN, Ann & Hope has prepared a letter strongly urging its vendors to join. It is ultimately up to the Company's sales staff to get Ann & Hope's vendors to subscribe. As for BCF and Family Bargain Corporation, their management has agreed to assist the Company in co-marketing the ISN. Management anticipates that their co-marketing efforts will include, but will not be limited to, (1) a letter from management explaining the importance of joining the ISN, (2) a brochure describing the ISN and related services, (3) periodic telephone calls by their buyers to the vendors explaining the importance of joining the ISN, (4) quarterly or semi-annual vendor seminars/conventions to explain the importance of the ISN and how it works, if advisable, and (5) when the Internet EDI is in place, a letter explaining that BCF and Family Bargain Corporation will be using Internet EDI and encouraging the vendors to join.

         Management also anticipates retaining a public relation/advertising firm to assist it in obtaining more publicity on its ISN, Internet EDI, FOCASTING, DEPS, and virtual trade show.

Competition

         Web sites are far easier to establish today than a few years ago. As a result, numerous companies have developed web sites to assist wholesalers in marketing their products over the Internet. Among these include AT-Net
(http://www.at-net.com), Apparel Exchange (http://aparelex.com), RagNet (http://www.ragnet.com), XMNet (http://www.xmnet.com), E.R.I.C Worldwide Enterprises (http://ericww.com), ICES, Inc. (http://www.icesinc.com), The Mart (http://www.themart.com), Apparel.Net (http://www.apparel.net), and Global Textile Network

(http://www.g-t-n.com). All these web sites take different approaches ranging from creating "yellow page" type listing to acting as a middleman in transactions. To the best of the Company's knowledge, all of them charge membership and transaction fees higher than those charged by the Company to join its virtual trade show. Moreover, as far as the Company's aware, some of these companies charge buyers a monthly access fee to view products over the Internet. Most importantly, the Company feels that none of these web sites focus on the retailers. It is Management's belief that an important factor a vendor considers in joining an Internet service is whether retail buyers will actually see their products. Management also believes that buyers will be less inclined to visit a web site where they have to pay to visit if there are no assurances that the web site will include substantive product information. As such, Management believes that these competing web sites will have difficulty attracting and maintaining subscribers as well as attracting buyers. See, "Risk Factors -- Competition."

         The Company's approach is different in that it focuses on the retailers. Management believes that once vendors know that buyers from a significant retailer, such as Burlington Coat Factory, will be using an ISN provided by the Company, the vendors would be more willing to pay a membership fee. With its contract with Burlington Coat Factory and Family Bargain Corporation and affiliations with Ann & Hope and Ames Department Stores, the Company can assure vendors that actual retail buyers will be viewing their products over the Internet. Another distinguishing factor between the Company and its competitors is the Company's eventual integration of Internet EDI into the ISN. Once the Company has its Internet EDI software in place, Management believes that retailers will be more willing to use the services provided by the Company and demand their vendors to join C-ME.

Intellectual Property Rights

         The Company intends to seek U.S. patent, trademark, and copyright protection on its products and developments, where appropriate, and to protect its proprietary technology under U.S. and foreign laws affording protection for trade secrets. However, to date the Company has not filed for any such protection of either patent, trademark or copyright rights or any other type of intellectual property rights in the U.S. or any foreign country.

         The Company relies primarily upon trade secrets, technical know-how and other unpatented proprietary information relating to its product development. To protect its trade secrets, technical know-how and other proprietary information, the Company's employees are required to enter into agreements providing for maintenance of confidentiality. The Company also has entered into non-disclosure agreements to protect its confidential information delivered to third parties in conjunction with possible corporate collaborations and for other purposes.
However, there can be no assurance that these types of agreements will effectively prevent unauthorized disclosure of the Company's confidential information, that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

         While the Company has not been involved in any patent or other intellectual property rights litigation, there can be no assurance that third parties will not assert claims against the Company with respect to existing and future products. In the event of litigation to determine the validity of any third party's claims, such litigation could result in significant expense to the Company, and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. The Internet industry is subject to frequent litigation regarding patent and other intellectual property rights. Leading companies and organizations in the Internet industry have numerous patents that protect their intellectual property rights in these areas. In the event of an adverse result of any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such license would be available on commercially reasonable terms.

Facilities

         The Company leases its principal offices located at 320 South Garfield Avenue, Suite 318, Alhambra, California 91801.

Legal Proceedings

         The Company has been named as a defendant, along with Burlington Coat Factory, in a lawsuit brought by Stanley Rosner ("Rosner"), an individual. In March, 1998, Rosner commenced an action in the Supreme Court of the State of New York, Nassau County, New York (Index No. 98-006524). Rosner alleges breach of oral and written contracts between the Company and Rosner and between Burlington Coat Factory and Rosner in 1997. Rosner claims that he is due certain fees from both the Company and Burlington Coat Factory for services allegedly rendered in connection with certain transactions involving the Company and Burlington Coat Factory. These transactions relate to the Internet services that the Company has and will provide to Burlington Coat Factory, and current and anticipated transactions arising from vendors of Burlington Coat Factory. Rosner claims that he is due damages in an amount not less than $5,000,000 plus unspecified punitive damages from both the Company and Burlington Coat Factory. The Company intends to vigorously defend this action. The Company believes that it is not obligated to make any payments to Rosner and has meritorious defenses to all of Rosner's allegations. However, if the Company does not prevail and a significant damage award against the Company is granted, this would have a material adverse effect upon the Company.

                                   MANAGEMENT

Directors and Executive Officers

         The  directors  and  executive   officers  of  the  Company  and  their
respective ages and positions with the Company are set forth in the following table.


     NAME                   AGE                           POSITION
     ----                   ---                           --------
Frank S. Yuan               50        Chief Executive Officer, President, and
                                      Chairman of the Board

Charles Rice                56        Director

Deborah Shamaley            39        Director

Robert Lee                  41        Director

Robert Hsieh                50        Director

Peter Lin                   28        Director

Alan Chang                  31        Vice President of Administration,
                                      Secretary and General Counsel

David Rau                   43        Chief Financial Officer

James Zheng                 30        Chief Technology Officer

Board of Directors

         Directors of the Company currently do not receive salaries or fees for serving as directors of the Company. There are presently six (6) directors on the Board. All directors are reimbursed by the Company for any expense incurred in attending Board meetings.

Frank S. Yuan. Founded the Company in 1996. Mr. Yuan has served as the Chief Executive Officer, President and Chairman of the Board since the Company's inception. Mr. Yuan has a well-diversified business background, which includes more than 20 years experience in the apparel and computer wholesale industries. In 1986, Mr. Yuan founded U.N. Imports, Inc. -- a men's apparel import/wholesale company. Prior to that, Mr. Yuan founded Frenchy's Clothing Co., a 3 store men's clothing retail chain, and Foria International, Inc., a men's clothing line that manufactured apparel under the "Knights of Round Table" label. Mr. Yuan also co-founded UNI-CGS, Inc. -- a computer hardware importer and wholesaler. Besides experience in the apparel and computer industries, Mr. Yuan also has substantial experience in real estate where he founded UNI-Fortune Company. UNI-Fortune was responsible for developing and selling two retail shopping centers, three office buildings, six condominium projects, and a 400 plus apartment units complex. Mr. Yuan was also the co-founder of two community commercial banks -- United National Bank and EverTrust Bank. Lastly, Mr. Yuan founded and served as the Chairman of the Board for Western Cities Titles Insurance Company -- a title insurance company selling title insurance in Los Angeles County, California. Mr. Yuan has a B.A. in Economics from Fu-Jen Catholic University in Taiwan (1970) and a M.B.A. from Utah State University (1973).

Charles Rice. Mr. Rice has been a member of the Company's Board of Directors since February 1, 1997. Mr. Rice has 30 years of experience in wholesale apparel buying. He has extensive buying experience as a men's apparel buyer for Sears, Roebuck and Company and Montgomery Ward. Mr. Rice is currently employed by Deer Creek Enterprises, Ltd. where he serves as a manufacturer's representative for Sunkyong America/Leader Apparel. Mr. Rice has a B.S. in Business and Economics from Fthe University of Delaware (1963).

Deborah Shamaley. Mrs. Shamaley has been a member of the Company's Board of Directors since February 1, 1997. In March, 1985, Mrs. Shamaley co-founded of the Texas Apparel Group. The Texas Apparel Group was later renamed The Apparel Group (TAG). TAG specialized in buying and selling wholesale/retail - off-price/close-out women's apparel. TAG grew to 228 employees with 23 retail outlets across Texas, New Mexico, Arkansas, Oklahoma, Missouri, and Mexico, including 8 franchise outlets. TAG sold to 1,800 wholesale accounts; which included Burlington Coat Factory, Sears, J.C. Penney's, Nordstrom, Sam's, 50 Off, Factory 2-U, and One Price Clothing Stores. Sales rose from $1.08 million in its first year of business to $37.3 million at its peak. In 1996, Mrs. Shamaley sold her interest in the Texas Apparel Group and has since retired.

Robert H.J. Lee. Mr. Lee has been a member of the Company's Board of Directors since February 1, 1997. Mr. Lee was the founder and President of PicoPower Technology, Inc. which specialized in inventing low wattage chips for use in the growing portable computer market. During the three years PicoPower was in business, its sales rose to $40 million. In 1994, PicoPower was sold to Cirrus Logic for approximately $60 million. From 1995 to 1996, Mr. Lee served as
Corporate Vice President for Cirrus Logic. In 1996, Mr. Lee became an independent venture capitalist. In April, 1997, Mr. Lee joined 2M Invest Corp. (a venture capital fund) and became its Managing Director. Mr. Lee also serves as the Chairman for several companies including Link Max, Inc. (a company specializing in Intranet services), Cycore A/S (a Swedish corporation specializing in 3-D graphics rendering and special effects rendering software), and Kaukas Systems, Inc. (a company specializing in providing a voice call back response service for doctors). Mr. Lee has a degree from Chien-Hsien Institute of Technology in Taiwan (1975) and a M.S. in Computer Science from Stevens Institute of Technology (1982).

Robert Hsieh, Ph.D. Dr. Hsieh has been a member of the Company's Board of Directors since February 1, 1997. Dr. Hsieh currently serves as the Vice-Chairman of Microtek Lab, Inc. (USA) and Microtek International, Inc. (Taiwan). Dr. Hsieh founded Microtek Lab, Inc. and was the guiding force behind the development of its desktop scanner business. Under Dr. Hsieh's leadership, Microtek launched the industry's first desktop scanner in 1984, which has grown progressively since then to include a full array of color and grayscale models. Dr. Hsieh also co-founded, and is the Co-Chairman of, Ulead Systems -- a Windows-based applications software company. Dr. Hsieh has also served on numerous Boards of Directors for high-tech companies, including C-Cube, Sierra Imaging Technology, and Hologram Imaging Technology. Dr. Hsieh has a B.S. degree in Electrical Engineering from National Cheng Kung University in Taiwan (1968) and a M.S. (1971) and Ph.D. (1978) in Electrical Engineering from the University of Cincinnati.

Peter Lin. Mr. Lin has been a member of the Company's Board of Directors since February 1, 1997. Mr. Lin is currently a Senior Financial Analyst specializing in mergers and acquisitions for Watson Pharmaceuticals, Inc. Prior to that, Mr. Lin was a Corporate Actions Analyst for Capital Research and Management Company from September, 1993 to September, 1996 and for the Franklin Templeton Group from October, 1992 to September, 1993. Mr. Lin has a B.S. in Business
Administration from University of California, Berkeley (1991) and a M.I.S. degree from Claremont Graduate University in California (1998).

Officers

Alan Chang. Mr. Chang joined the Company in September, 1996 and has served as the Vice President of Administration, Secretary and General Counsel. Prior to that, Mr. Chang practiced commercial litigation from 1992 to 1996 with the law firm of Lewis, D'Amato, Brisbois & Bisgaard. Mr. Chang has a B.A. degree in Political Science from New York University (1989) and a J.D. degree from Boston University (1992).

David  Rau.  Mr.  Rau  joined  the  Company  in  August,  1996 and serves as its
Controller   and  Chief   Financial   Officer.   Mr.  Rau  also  serves  as  the
Controller/CFO for U.N. Imports, Inc. and has served in that capacity since 1986. Mr. Rau has a B.A. in Economics from Fu-Jen Catholic University in Taiwan
(1977), a M.B.A. from Eastern New Mexico University (1983), and a M.S. in Computer Science from North Texas State University (1986).

James Zheng. Mr. Zheng serves as the Company's Chief Technology Officer and was instrumental in designing, developing, and implementing the Company's product-driven search engine, database structure, and on-line purchasing/ordering systems. Mr. Zheng also designed and built the Company's network, based on TCP/IP. Concurrent with his responsibilities at the Company, Mr. Zheng owns a multimedia company (Multimedia Dynamics) where he develops interactive multimedia application in the areas of corporate presentation, marketing, and computer-based training as well as provides consulting services in cross-platform multimedia and Internet application development. Some of his clients have included Fidelity National Title Insurance Company, Toshiba of America, LPL Financial Services, Ross Roy Communications, Inc., Santa Fe/Burlington Northern Railroad, JLG Technology, and Mazda Motor of America. Mr. Zheng also worked at AIMS Multimedia from 1994 to 1996 where he functioned as a software engineer, webmaster and UNIX systems engineer. Mr. Zheng has a B.S. degree in Computer Science from Zhengzhou University, China (1989). Mr. Zheng also has a M.S. degree in Computer Science from University of California, Riverside (1992), where he is also a Ph.D. candidate.

Other Key Advisors and Employees

James K. Ho, Ph.D. Dr. Ho serves as a consultant for the Company. Dr. Ho is a professor of information & decision sciences at the University of Illinois at Chicago, where he also serves as director of applied research and consulting services for the College of Business Administration. He did his undergraduate work at Columbia University and obtained his Ph.D. from Stanford University. Dr. Ho has published widely in academic and professional journals and authored three books and numerous research articles including "Evaluating the World Wide Web: A Study of 1000 Commercial Sites," "A Comparative Study of Commercial Web Sites in Australia, France, Hong Kong, and USA," and "Focasting: The future of Web Advertising." He has extensive experience working with international organizations, major corporations, as well as small businesses in the application of information technology in the workplace. Based on his recent book, Prosperity in the Information Age, he conducts executive seminars on "Competing in the Information Age: Maximizing the Payoff from Information Technology" and on "Internet Strategies: Beyond Web Sites and Home Pages." Dr. Ho teaches courses in information and operations management for MBA, MS, and Ph.D. students, making extensive use of Web resources. It was Dr. Ho who suggested that the Company implement a FOCASTING (Focused Broadcasting) function in the Company's web site to provide an added value for the Company's subscribers.

Joseph Sloan Mr. Sloan serves as a consultant to the Company. Mr. Sloan is currently the senior UNIX administrator for Toyota in charge with implementing its call center database, direct response marketing database, web site, external UNIX mail gateway, and new UNIX system. Mr. Sloan has a background in system and network administration of Solaris, SGI Irix, BSD, LINUX and other UNIX systems. Moreover, Mr. Sloan has a background in UNI - PC integration, administration of mail, DNS, web and security as well as utility programming in Perl, Shell, C/C++ and other languages. Mr. Sloan has worked at McDonnell Douglas Corporation where he wrote ATE and Mil-1553 avionics test software and Hughes Aircraft Co. where he was responsible for large-scale naval electronics warfare system for the Navy of the Republic of China. Mr. Sloan has an Associate Degree in Electronics Technology from Fullerton College (1981). Mr. Sloan is currently completing his B.S. Degree in Computer Engineering from California State Long Beach.

Executive Compensation

         The following table sets forth, for the fiscal year ended June 30, 1998, annual compensation, including salary and bonuses paid by the Company to each executive officer and all executive officers as a group.




     Name and Principal Parties                              Annual Compensation
     --------------------------                              -------------------
                                                                Salary   Bonus
                                                                ------   -----
Frank S. Yuan                                                 $ 50,000     -0-
Chief Executive Officer and President

Alan Chang                                                    $ 70,000     -0-
Vice President of Administration, Secretary and
General Counsel

David Rau                                                     $ 33,600     -0-
Chief Financial Officer

James Zheng                                                   $ 24,000(1)  -0-
Chief Technology Officer

All executive officers as a group (Frank S. Yuan, Alan        $153,600     -0-
Chang, and David Rau)


(1) Mr. Zheng joined the Company on a full-time basis on November 1, 1996. His contract provided for a salary of $72,500/annum. Subsequently, on March 31, 1997, Mr. Zheng advised Management that he would be devoting most of his energies towards his own business (Multimedia Dynamics). Management and Mr. Zheng came to an agreement whereby Mr. Zheng would receive a consulting fee of $2,000 per month and remain on an "on call as needed" basis with the Company.

Employment Agreements

         Mr. Chang entered into an employment agreement with the Company in September 1996, pursuant to which Mr. Chang will serve as Vice President of Administration and General Counsel. The term of the agreement is for two years. Pursuant to the agreement with Mr. Chang, the Company will pay Mr. Chang a base salary of $70,000 beginning September 16, 1996, and a cash bonus based on profitability. The bonus is designed as follows: in any fiscal year in which the net income of the Company exceeds twelve (12) percent of capital investment in the Company, Mr. Chang will receive a share of a five (5) percent cash bonus on all amounts exceeding twelve (12) percent of capital investment in the Company for Mr. Chang's services. This bonus is for administrative staff only and Mr. Chang's share of the cash bonus is at the discretion of the Company.

         Mr. Rau entered into an employment agreement with the Company in October 1996, pursuant to which Mr. Rau will serve as part-time treasurer. The term of the agreement is "at will"; either party may terminate the agreement upon ten (10) days written notice. Pursuant to the agreement with Mr. Rau, the Company will pay Mr. Rau a base salary of $33,600 beginning October 1996.

Directors and Officers Insurance

         The Company is exploring the possibility of obtaining Directors' and Officers' liability insurance. The Company has obtained a premium quotation but has not entered into any contracts with any insurance company to provide said coverage as of the date of this Prospectus. There is no assurance that the Company will be able to obtain such insurance.

Indemnification of Officers and Directors

         At present, the Company has not entered into individual indemnity agreements with its Officers or Directors. However, the Company's Articles of Incorporation and By-Laws provide a blanket indemnification and state that the Company shall indemnify, to the fullest extent under California law, its Directors and Officers against certain liabilities incurred with respect to their service in such capacities. In addition, the Articles of Incorporation provide that the personal liability of Directors and Officers for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Stock Options

         The Company  has adopted a  non-qualified  Stock  Option Plan  covering
250,000  shares of the  Company's  Common  Stock,  pursuant to which  directors, officers, key employees, and consultants working for the Company are eligible to receive stock options.  The plan is  administered  by the Board of Directors and
the   President  of  the  Company  (the   "Administrator").   The  selection  of
participants,  allotment of shares,  determination of price and other conditions of purchase of the stock options are determined by the Administrator in order to attract and retain persons

                                       28



instrumental to the success of the Company. As determined by the Administrator, payment upon exercise of options may be in cash or other payment method.
Generally, the vesting, exercise and termination schedules are determined by the Administrator at the time of grant, as is the exercise price. The stock options, in most cases, are terminated if the Grantee resigns, terminates, or no longer holds his/her position with the Company. The table below reflects stock options granted by the Company to executive officers and other persons. The table covers all options granted by the Company through March 31, 1998.

Name of Holder            Date Granted         No. of Shares       Exercise Price       Expiration Date
--------------            ------------         -------------       --------------       ---------------
Alan Chang(1)                  1996              50,000              $.40/Share              1998-1999

David Rau(2)                   1996              25,000              $    10.00              1998-1999

James Zheng(3)                 1996              50,000              $    10.00              1998-1999

Monica Cheang(4)               1997              10,000              $.40/Share              1998-1999

Jean-Paul Berube (5)           1997               5,000              $.40/Share              1998-1999

Luz Jimenez                    1997               5,000              $.40/Share              1998-1999

Total Granted: (6)           1996-1997          145,000         $.40/Share - $10.00          1997-1999

Total Ungranted:                                105,000 (7)

(1) Alan Chang was granted a restricted stock option to purchase 50,000 shares of common stock at $.40 per share pursuant to an employment contract executed on October 8, 1996. The option vested two years after the execution of the employment contract. However, Mr. Chang can only exercise 50% of the option (25,000 shares) within 15 days after the end of his second year of employment. The remaining 50% of the option (25,000 shares) is exercisable within 15 days after the end of his third year of employment.

(2) David Rau was granted a restricted stock option to purchase 25,000 shares of common stock for a total cost of $10.00 pursuant to an employment contract executed on October 28, 1996. The option vested two years after the execution of the employment contract. However, Mr. Rau can only exercise 50% of the option (12,500 shares) within 15 days after the end of his second year of employment. The remaining 50% of the option (12,500 shares) is exercisable within 15 days after the end of his third year of employment.

(3) James Zheng was granted a restricted stock option to purchase 50,000 shares of common stock for a total cost of $10.00 pursuant to an employment contract executed on November 1, 1996. The option vested two years after the execution of the employment contract. However, Mr. Zheng can only exercise 50% of the option (25,000 shares) within 15 days after the end of his second year of employment. The remaining 50% of the option (25,000 shares) is exercisable within 15 days after the end of his third year of employment.

(4) Monica Cheang, who serves as the Company's Office Administrator, was promised a restricted stock option to purchase 10,000 shares of common stock at $.40 per share. Ms. Cheang can only exercise 50% of her option (5,000 shares) within 15 days after the end of her second year of employment. The remaining 50% of the option (5,000 shares) is exercisable within 15 days after the end of her third year of employment.

(5) Jean-Paul Berube (Design Engineer), and Luz Jimenez (Administrative Assistant) were each promised restricted stock option to purchase 5,000 shares of common stock at $.40 per share. They can only exercise 50% of their option (2,500 shares) within 15 days after the end of their second year of employment. The remaining 50% of the options (2,500 shares) are exercisable within 15 days after the end of their third year of employment.

                                       29



(6) Excludes a stock option to purchase 5,000 shares granted to Ringo Tsang and a stock option to purchase 5,000 shares granted to Ernest Loya at $.40 per share. These shares were cancelled in 1998 due to their resignation from the Company.

(7) The Board of Directors has empowered Management to grant the remaining 105,000 share of ungranted stock options to key employees.

         The stock options described above are non-qualified stock options that were issued by the Company to certain employees and executive officers. As of March 31, 1998, no options have been exercised or canceled.


                              CERTAIN TRANSACTIONS

         On September 17, 1996, the Company loaned Frank S. Yuan $922,020.00. The loan was evidenced by a written promissory note that required Mr. Yuan to pay monthly interest on the outstanding principal balance of the loan at a rate of 8% per annum. Furthermore, Mr. Yuan was required to make principal payments on demand. To secure the promissory note, Mr. Yuan granted the Company a security interest in two credit facilities offered by American International Bank and United National Bank totaling $1,500,000. Mr. Yuan has since paid off the loan in its entirety.

         In July 1996, The Frank S. Yuan Family Trust purchased 2,700,000 shares for $50,000. Frank S. Yuan is the trustee of The Frank S. Yuan Family Trust.

         All future transactions, including loans, between the Company and its officers, directors, principal shareholder and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, and as adjusted to reflect the sale of the Shares offered hereby, for (i) each executive officer or director of the Company who beneficially owns Shares;
(ii) each stockholder known to the Company to beneficially own 5% or more of the outstanding Shares of its Common Stock; and (iii) all executive officers and directors as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such Shares, subject to community property laws where applicable.

Executive Officers,              Shares                   Percentage of Common Shares Outstanding
Directors, and 5%             Beneficially
Stockholders(1)                 Owned(2)                                 After Offering
---------------                 --------                                 --------------
                                             Before           Minimum         Minimum      Maximum       Maximum
                                             Offering         w/o BCF         w/BCF(3)     w/o BCF       w/BCF(4)
                                             --------         -------         --------     -------       --------
Frank S. Yuan Family Trust     2,700,000          45%          44.3%           39.8%       31.8%          28.6%

Charles Rice                      60,000           1%             1%            0.9%        0.7%           0.7%

Deborah Shamaley                 300,000           5%           4.9%            4.5%        3.5%           3.2%

Robert H.J. Lee                  250,000         4.2%           4.1%            3.7%        2.9%           2.6%

Robert Hsieh                     125,000         2.1%           2.1%            1.8%        1.5%           1.3%

Peter Lin                        295,000         4.9%           4.9%            4.4%        3.5%           3.1%

Alan Chang (5)                    51,500         0.8%           0.8%            0.7%        0.6%           0.5%

David Rau (6)                     55,000         0.9%           0.9%            0.8%        0.6%           0.6%

James Zheng (7)                  100,000         1.7%           1.6%            1.5%        1.2%           1.1%

UNI, L.P.                        501,000         8.4%           8.2%            7.4%        5.9%           5.3%

All Officers, Directors,       4,437,500          74%          72.8%           65.5%       52.2%            47%
and 5% Shareholders as
Group

All Other Stockholders(8)      1,562,500          26%          25.6%           23.1%       18.4%          16.6%

New Stockholders if              100,000                        1.6%            1.4%
Minimum Sold

New Stockholders if            2,500,000                                                   29.4%          26.4%
Maximum Sold

BCF if Minimum Sold           677,777 (9)                                      10.0%

BCF if Maximum Sold           944,444 (10)                                                                  10%

(1) All Officer, Directors, and 5% Shareholders of the Company may be reached at World Wide Magic Net, Inc., 320 S. Garfield Ave., Ste. 318, Alhambra, CA 91801.

                                       31



(2) Based on 6,000,000 shares outstanding (5,750,000 shares outstanding plus 250,000 shares reserved for stock options of which stock options of 145,000 shares have been granted ). (After the 2-for-1 reverse stock split.)

(3) As part of the Company's contract with Burlington Coat Factory, the Company granted Burlington Coat Factory a stock warrant to obtain a 10% equity interest in the Company. See, "Key Contracts & Strategic Partners -- Burlington Coat Factory." Assumes the exercise by Burlington Coat Factory of its stock warrant to obtain a 10% equity interest in the Company at $4.00 per share. If the minimum amount of shares (100,000 share) are subscribed to pursuant to this Offering, Burlington Coat Factory's stock warrant would entitle it to purchase up to 677,777 shares. This number of shares is determined by taking the difference between that number of shares 6,777,777 (of which 6,100,000 shares represents 90%; 6,100,000 / .90 = 6,777,777) and 6,100,000 shares (6,777,777 -
6,100,000 = 677,777). Thus, if the minimum amount of shares are subscribed to, Burlington Coat Factory can purchase up to 677,777 shares for $2,711,108.

(4) Assumes the exercise by Burlington Coat Factory of its stock warrant to obtain a 10% equity interest in the Company at $4.00 per share. If the maximum amount of shares (2,500,000 share) are subscribed to pursuant to this Offering, Burlington Coat Factory's stock warrant would entitle it to purchase up to 944,444 shares. This number of shares is determined by taking the difference between that number of shares 9,444,444 (of which 8,500,000 shares represents 90%; 8,500,000 / .90 = 9,444,444) and 8,500,000 shares (9,444,444 - 8,500,000 =
944,444). Thus, if the maximum amount of shares are subscribed to, Burlington Coat Factory can purchase up to 944,444 shares for $3,777,777.

(5) Assumes the exercise by Alan Chang of his stock options (50,000 shares). Mr. Chang is also the beneficial owner of 1,500 shares that were purchased at $.42 average cost per share.

(6) Assumes the exercise by David Rau of his stock options (25,000 shares). Mr. Rau is also the beneficial owner of 30,000 shares that were purchased at $.42 average cost per share.

(7) Assumes the exercise by James Zheng of his stock options (50,000 shares). Mr. Zheng is also the beneficial owner of 50,000 shares that were purchased at $.40 per share.

(8) Assumes the exercise by Monica Cheang (10,000), Jean-Paul Berube (5,000), and Luz Jimenez (5,000) of their stock options. Also assumes the grant and exercise of the remaining 105,000 shares held in reserve for stock options.

(9) See Footnote 3 above.

(10) See Footnote 4 above.


                            DESCRIPTION OF SECURITIES

Common Stock

         On June 30, 1997, the authorized capital stock of the Company consisted of 50,000,000 Shares of Common Stock. On March 24, 1998, the Company's Articles of Incorporation was amended so that the Company's authorized capital stock consisted of 40,000,000 Shares of Common Stock and 10,000,000 Shares of Preferred Stock, without par value. As of March 31, 1998, there were 5,750,000 Shares of Common Stock outstanding and held of record by 34 stockholders. There are no outstanding shares of Preferred Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their Shares in the election of directors. The Company may pay dividends at the time and extent declared by the Board of Directors and in accordance with California corporate law. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. All outstanding Shares of Common Stock are, and the Shares offered hereby will be, upon the completion of this Offering, fully paid and not assessable.

Warrants

         Burlington Coat Factory Warehouse Corporation (BCF) owns a warrant (the "Warrant") to purchase the Company's Common Stock, on a fully diluted basis, equal to ten (10%) of the Company pursuant to the Warrant Agreement dated October 15, 1997. The Warrant is currently exercisable at $4.00 per share. The Warrant expires upon the earlier of the following dates: (i) October 15, 2002: or (ii) 30 days after the closing of a firmly underwritten public offering of the Company's securities with which the aggregate gross proceeds to the Company are at least $5,000,000 and the offering price is at least $4.00 per share. The Common Stock issued upon the exercise of this Warrant has certain registration rights.


                              PLAN OF DISTRIBUTION

General

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states. (A listing of those states in which residents may purchase shares is on the Share Purchase Agreement, which accompanies this Prospectus). Announcements of this Offering, in the form prescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Subscription Agreement. All shares will be sold at the public offering price of $4.00 per share and a minimum purchase of 500 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.

         The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and electronically and through broker-dealers. Any voice or other communications will be conducted in certain states through its executive officers, and in other states through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Exchange Act, none of these employees of the Company will be deemed a "broker," as defined in the Exchange Act, solely by reason of participation in this Offering, because
(1) none is subject to any of the statutory disqualifications in Section 3(a)(39) of the Exchange Act, (2) in connection with the sale of the shares hereby offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities, (3) none is an associated person (partner, officer, director or employee) of a broker or dealer and (4) each meets all of the following conditions: (A) primarily performs substantial duties for the issuer otherwise than in connection with transactions in securities; (B) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) will not participate in selling an offering of securities for any issuer more than once every 12 months.

Determination of Offering Price

         Prior to this Offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operations, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

         The Company intends to engage the services of selected broker-dealers or underwriters to sell the Shares. The Company seeks to engage a broker-dealer or an underwriter who is based in California as well one who is based abroad, possibly in Taiwan. Each is to be responsible for raising five million dollars ($5,000,000) by using its best efforts in selling the Company stocks. In the event that such a party is engaged, the Company will sticker this Prospectus to describe the terms and conditions of any agreement, including commissions and fees received by such parties. No such engagements with any broker-dealer or underwriter has been made.

         The Shares are offered on a "minimum-maximum" basis: 100,000 Shares (the "Minimum"), and 2,500,000 Shares (the "Maximum"). The Shares are offered directly by the Company subject to the subscription and payment for not less than 100,000 Shares, offered by the Company during the "Impound Period," which shall begin with the commencement of the Offering and terminate upon the earlier of (i) the date upon which the escrow agent, Imperial Bank confirms that it has received the Minimum in deposited funds in a specified escrow account, (ii) within twelve months of the date of the commencement of this Offering, or (iii) the date upon which the Company terminates the Offering prior to the sale of the Minimum. All subscription payments received during the Impound Period will be deposited into an interest bearing escrow account entitled: "Imperial Trust Company Escrow Account for World Wide Magic Net, Inc." at Imperial Trust Company, 201 N. Figueroa, Suite 610, Los Angeles, California 90012.

         All payments for Shares must be made payable to the order of "Imperial Trust Company Escrow Account for World Wide Magic Net, Inc." and delivered with a completed subscription agreement to the Company. Within three business days of receipt, the Company will transmit for deposit into the escrow account, all payments and corresponding copies of subscription agreements. During the Impound Period, subscribers will not have the right to any return of subscriptions.

         In the event less than $400,000 in subscriptions are received within twelve months of the date of the commencement of this Offering, then 100% of the proceeds shall be promptly returned to the prospective investors by the Escrow Agent, pursuant to the terms of an Escrow Agreement the Company has filed with the Securities and Exchange Commission. When the balance of the bank account reaches $400,000, the Escrow Agent shall then release such funds to the Company and they will be used in the manner described under "Use of Proceeds."

         Unless the Minimum number of Shares offered hereby are sold by the end of the Offering period (i.e., within twelve months of the date of the commencement of this Offering), all proceeds will be promptly returned to subscribers without deduction for commissions or expenses. If the Minimum amount is raised, the remaining 2,400,000 shares will continue to be offered until the earlier of the sale of all of the Shares being offered, termination of the Offering or until expiration of the offering period.

         The Shares are offered subject to prior sale and the Company reserves the right to reject any offer in whole or in part. The Company will send written confirmation by U.S. mail to notify subscribers of the acceptance of their subscriptions within ten days of their acceptance (i.e., signed copies of the Subscription Agreement). Common Stock certificates will be delivered to investors by means of Federal Express or other delivery service within two weeks after the Minimum has been sold, and thereafter within 30 days of acceptance of the subscription by the Company.

Registration Rights

         The Company has issued a stock warrant to BCF pursuant to which BCF was granted certain registration rights.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is the Secretary of the Company.


                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by its counsel, Evers & Hendrickson, LLP, San Francisco, California.

                                     EXPERTS

         The financial statements of the Company as of June 30, 1997 and for the year then ended, included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP covering the June 30, 1997, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition the Commission maintains a World Wide Web site on the Internet at http://www.sec.org that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

         PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article IV of the Registrant's Articles of Incorporation provides that the liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Section 2.15 of Article II of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

SEC filing fees                                                            2,950
Blue Sky filing fees                                                      10,500
Accountant's fees and expenses                                            10,000
Legal fees and expenses                                                   31,000
Printing                                                                  15,000
Marketing expenses                                                        10,000
Postage                                                                    5,000
Transfer Agent's fees                                                      5,000
Miscellaneous                                                             18,550
         Total                                                          $108,000

The Registrant will bear all expenses shown above.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

a) The following information is given for all securities that World Wide Magic Net, Inc. (the "Company") sold within the past three years without registering the securities under the Securities Act.

         Date                      Title               Amount
         ----                      -----               ------
     1.  7/16/96 to 12/31/96       Common Stock        $ 1,050,000
     2.  10/1/97 to 12/31/97       Common Stock        $   500,000

b) No underwriters were used in connection with any of the issuances of shares. The class of persons to whom the Company issued shares was those persons known to the

     1.  Founders,  Employees,  Directors,   consultants,  business  associates,
         private investors

     2.  Employees,  Directors,   consultants,   business  associates,   private
         investors

a) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:

     1.  Cash

     2.  Cash

d) The sales were made pursuant Section 4(2) of the Securities Act and Section 25102(f) of the California Corporations Code.


Item 27. EXHIBITS

ITEM (601)                DOCUMENT                                PAGE
----------                --------                                ----
 3.1           Articles of Incorporation, July 16, 1996

 3.2           Amendment to Articles of Incorporation  filed
               March 30, 1998

 3.3           By-laws

 4.1           Article II of By-laws  (Reference  is made to
               Exhibit 3.3)

 4.2           Share Specimen

 4.3           Warrant  held  by  Burlington   Coat  Factory
               Warehouse Corporation

 5 Opinion of Evers & Hendrickson, LLP with respect to the legality of the shares being registered

10.1           Lease of registrant's facilities

10.2           Participation  Agreement with Burlington Coat
               Factory Warehouse Corporation

10.3           Contract with Family Bargin Corporation

10.4           Employment Contract with Alan Chang

10.5           Employment contract with David Rau

10.6           Escrow Agreement with Imperial Bank

23.1           Consent of KPMG Peat Marwick, LLP

23.2           Consent of Evers & Hendrickson, LLP

99.1           Share Purchase Agreement


Item 28. UNDERTAKINGS

a)   The Registrant hereby undertakes that is will:

     1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

     3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion or the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Alhambra, on July ___, 1998.

World Wide Magic Net, Inc.

By:________________________                 By:_________________________________
         Frank S. Yuan                               David Rau
         Chief Executive Officer,                    Chief Financial Officer
         President, and Chairman of the Board


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                        Title                              Date
________________________    Chief Executive Officer                 July _____, 1998
Frank S. Yuan               President, Chairman of the Board


________________________    Chief Financial Officer                 July _____, 1998
David Rau


________________________    Director                                July _____, 1998
Deborah Shamaley


________________________    Director                                July _____, 1998
Charles Rice


________________________    Director                               July ______, 1998
Robert Hsieh


________________________    Director                               July ______, 1998
Robert Lee


________________________    Director                               July ______, 1998
Peter Lin

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained herein is correct as of any date subsequent to the date of this Prospectus.


TABLE OF CONTENTS                                                           Page
                                                                            ----
Summary........................................................................4
Risk Factors...................................................................6
Use of Proceeds...............................................................11
Dividend Policy...............................................................12
Capitalization................................................................12
Dilution......................................................................13
Selected Financial Data.......................................................14
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................15
Business......................................................................18
Management....................................................................24
Certain Transactions..........................................................30
Principal Stockholders........................................................31
Description of Securities.....................................................32
Plan of Distribution..........................................................33
Legal Matters.................................................................34
Experts.......................................................................35
Additional Information........................................................35
Financial Statements..........................................................36


Until ____________, 1998 (90 days after the effective date of this Prospectus), all dealers effecting transactions in the Securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                                   WORLD WIDE
                                   ----------
                                 MAGIC NET, INC.
                                 ---------------

                               2,500,000 Shares of
                                  Common Stock



                                   PROSPECTUS

                                 August __, 1998

                           WORLD WIDE MAGIC NET, INC.
                          dba CYBER MERCHANTS EXCHANGE

                          INDEX TO FINANCIAL STATEMENTS



Report of KPMG Peat Marwick LLP, Independent Auditors ....................   F-2
Balance Sheets ...........................................................   F-3
Statements of Operations .................................................   F-4
Statements of Stockholders' Equity .......................................   F-5
Statements of Cash Flows .................................................   F-6
Notes to Financial Statements ............................................   F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
World Wide Magic Net, Inc.
  dba Cyber Merchants Exchange:

We have audited the accompanying balance sheet of World Wide Magic Net, Inc., dba Cyber Merchants Exchange (the Company) as of June 30, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Wide Magic Net, Inc. dba Cyber Merchants Exchange as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has experienced operating losses and negative cash flows from operating activities since inception. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Los Angeles, California
October 17, 1997

                                              WORLD WIDE MAGIC NET, INC.,
                                             dba CYBER MERCHANTS EXCHANGE

                                                    Balance Sheets

                                                        Assets

                                                                                    June 30, 1997       March 31, 1998
                                                                                    -------------       --------------
                                                                                                          (Unaudited)
Current assets:
           Cash                                                                      $     4,078          $   491,220
           Accounts receivable                                                             9,560               12,450
           Notes receivable                                                              419,570                 --
           Other current assets                                                            5,901                 --
                                                                                     -----------          -----------

                       Total current assets                                              439,109              503,670

Property and equipment, net                                                               97,524               96,797

Other assets                                                                               4,583                4,562
                                                                                     -----------          -----------
                                                                                     $   541,216          $   605,029
                                                                                     ===========          ===========

                                         Liabilities and Stockholders' Equity

Current Liabilities:
           Accounts payable and accrued expenses                                     $    44,552          $    24,897
           Deferred revenue                                                                4,275                3,635
                                                                                     -----------          -----------

                  Total current liabilities                                               48,827               28,532
                                                                                     -----------          -----------

Stockholders' equity:
           Preferred stock, no par value.  Authorized                                       --                   --
              10,000,000 shares; none issued and outstanding
           Common stock, no par value.  Authorized 40,000,000                          1,050,000            1,550,000
              shares; issued and outstanding 4,750,000 shares at
              June 30, 1997 and 5,750,000 shares at March 31, 1998
           Additional paid-in capital                                                     30,000               30,000
           Accumulated deficit                                                          (587,611)          (1,003,503)
                                                                                     -----------          -----------

                       Net stockholders' equity                                          492,389              576,497
Commitments (Note 5)
Contingency (Note 8)
                                                                                     -----------          -----------
                                                                                     $   541,216          $   605,029
                                                                                     ===========          ===========


See accompanying notes to financial statements.

                                              WORLD WIDE MAGIC NET, INC.,
                                             dba CYBER MERCHANTS EXCHANGE

                                               Statements of Operations

                                                                             Nine Months            Nine Months
                                                       Year Ended               Ended                  Ended
                                                     June 30, 1997          March 31, 1997         March 31, 1998
                                                     -------------          --------------         --------------
                                                                              (Unaudited)            (Unaudited)
Revenues - subscriber's fees                           $    35,900            $    18,830            $    54,168

Operating costs and expenses:
    Cost of revenues                                       123,104                 80,831                106,636
    General and administrative expenses                    550,004                385,189                373,453
                                                       -----------            -----------            -----------
              Operating loss                              (637,208)              (447,190)              (425,921)
Interest Income                                             50,397                 41,099                 10,829
                                                       -----------            -----------            -----------
              Loss before income taxes                    (586,811)              (406,091)              (415,092)
Income taxes                                                   800                    800                    800
                                                       -----------            -----------            -----------
              Net Loss                                    (587,611)              (406,891)              (415,892)
                                                       ===========            ===========            ===========


Basic and diluted net loss per share                   $     (0.13)           $     (0.09)           $     (0.08)
                                                       ===========            ===========            ===========
Shares used in computation of net loss per
share                                                    4,503,671              4,420,595              4,938,060
                                                       ===========            ===========            ===========

                                    See accompanying notes to financial statements.

                                                     WORLD WIDE MAGIC NET, INC.,
                                                    dba CYBER MERCHANTS EXCHANGE

                                                 Statements of Stockholders' Equity

                                                        Common Stock                                                        Net
                                                ----------------------------       Additional        Accumulated       Stockholders'
                                                  Shares            Amount       Paid-in capital       deficit             equity
                                                ----------        ----------     ---------------      ----------         ----------
Balance at June 30, 1996                                          $     --                --                --                 --

Issuance of common stock at inception            4,750,000         1,050,000              --                --            1,050,000

Deferred compensation related to stock options        --                --              30,000              --               30,000
Net loss                                              --                --                --            (587,611)          (587,611)
                                                ----------        ----------        ----------        ----------         ----------

Balance at June 30, 1997                         4,750,000         1,050,000            30,000          (587,611)           492,389
                                                ==========        ==========        ==========        ==========         ==========

Issuance of common  stock (unaudited)            1,000,000           500,000              --                --              500,000
Net loss (unaudited)                                  --                --                --            (415,892)          (415,892)
                                                ----------        ----------        ----------        ----------         ----------

Balance at March 31, 1998 (unaudited)            5,750,000        $1,550,000            30,000        (1,003,503)           576,497
                                                ==========        ==========        ==========        ==========         ==========


See accompanying notes to financial statements.

                                                WORLD WIDE MAGIC NET, INC.,
                                                dba CYBER MERCHANTS EXCHANGE

                                                  Statements of Cash Flows

                                                                     Year Ended       Nine Months Ended    Nine Months Ended
                                                                    June 30, 1997       March 31, 1997       March 31, 1998
                                                                     -----------          -----------          -----------
                                                                                          (Unaudited)          (Unaudited)
                                                                                          -----------          -----------
Cash flows from operating activities:
     Net loss                                                        $  (587,611)         $  (406,891)         $  (415,892)
     Adjustments to reconcile net loss to
         net cash used in operating activities:
              Depreciation and amortization                               24,632                8,268               24,718
              Compensation expense related to stock options               30,000               30,000                 --
     Changes in assets and liabilities:
              Accounts receivable                                         (9,560)             (17,750)              (2,890)
              Other current assets                                        (5,901)              (3,867)               5,901
              Other assets                                                (4,583)              (4,583)                  21
              Accounts payable and accrued expenses                       44,552               43,175              (19,655)
              Deferred revenue                                             4,275                4,000                 (640)
                                                                     -----------          -----------          -----------
                      Net cash used in operating activities             (504,196)            (347,648)            (408,437)
Cash flows used in investing activities
    Purchase of property and equipment                                  (122,156)            (119,657)             (23,991)
    Net proceed received from (paid to) note receivable                 (419,570)            (569,120)             419,570
                                                                     -----------          -----------          -----------
    Net cash provided by (used in) investing
         Investing activities                                           (541,726)            (688,777)             395,579
                                                                     -----------          -----------          -----------
Cash flows provided by financing activities -
proceeds from issuance of common stock                                 1,050,000            1,050,000              500,000
                                                                     -----------          -----------          -----------

                      Net increase in cash                                 4,078               13,575              487,142

Cash at beginning of year                                                   --                   --                  4,078
                                                                     -----------          -----------          -----------
Cash at end of year                                                  $     4,078          $    13,575          $   491,220
                                                                     ===========          ===========          ===========

Supplemental disclosure of cash flow information:
          Cash paid during the year for:
               Interest                                              $      --            $      --            $      --
               Income taxes                                                  800                  800                 --
                                                                     ===========          ===========          ===========

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                          Notes to Financial Statements

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)


(1)      Summary of Significant Accounting Policies

         World Wide Magic Net, Inc., dba Cyber Merchants Exchange (the Company) is a developer of business-to-business electronic commerce network, whereby retailer can go on-line, review product information and purchase items through the network developed and maintained by the Company.

         Unaudited Interim Financial Information

         The financial information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operations and cash flows for the periods then ended. Operating results for the nine months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year.

         Liquidity and Going Concern

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has experienced operating losses and negative cash flows from operating activities since inception.

         Management's plans include obtaining additional financing from outside sources, increasing revenues through collaborative arrangements with other companies and other marketing efforts, and controlling operating costs and expenses. If the Company is unable to achieve projected operating results and/or obtain sufficient financing, management will be required to curtail growth plans and implement further cost controls. There can be no assurance that the Company will realize such plans.

         The Company's financial condition and the uncertainty of the realization of the above plans may raise substantial doubt about the Company's ability to continue as a going concern. Accordingly, the accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Revenue Recognition

         Subscriber's fees represent revenues generated through a one-time, nonrefundable membership fee and monthly hosting fees. Revenues are recognized after the services have been rendered and no significant vendor obligation remains. Unearned but billed revenues are deferred. Revenues generated from certain vendors are recognized net of portion related to third party collaborative business partners.

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)


         Property and Equipment

         Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the amortized useful lives or lease term.

         Income Taxes

         The Company accounts for income taxes using Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes reflect the impact of "temporary differences" between assets and liabilities for financial reporting purposes and such amounts as measured by tax law and regulations.

         Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         Accounting for Long-Lived Assets

         The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value, less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

         Stock Options

         SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosure for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure provisions of SFAS No.
         123.

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)


         Recent Accounting Pronouncements

         On October 27, 1997, the American Institute of Certified Public Accounts issued Statement of Position (SOP) 97-2, "Software Revenue Recognition". SOP 97-2 is applicable to all entities that license, sell, lease or otherwise market computer software and is effective for transactions entered into in fiscal years beginning after December 15, 1997. Retroactive application of the provisions of this SOP is prohibited. Management is currently assessing the adoption of this SOP.

         In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company has not determined the manner in which it will present the information required by SFAS No. 130 in its annual financial statements for the year ending December 31, 1998. The Company's total comprehensive income (loss) for all periods presented herein would not have differed from those amounts reported as net loss in the consolidated statements of operations.

         In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for financial statements for periods beginning after December 31, 1997. The Company has not yet determined the manner in which it will present the information required by SFAS No. 131.

         Net Loss Per Share

         Basic and diluted net loss per share are computed using the weighted average number of outstanding shares of common stock. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the IPO, are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented.

         Net loss per share for the year ended June 30, 1997 does not include the effect of 155,000 stock options with a weighted average exercise price of $0.21 per share because their effects are anti-dilutive.

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)

         Net loss per share for the nine months ended March 31, 1998 does not include the effect of 145,000 stock options with a weighted average exercise price of $0.19 per share, 950,000 common stock warrants with a weighted average exercise price of $4.00 per share, because their effects are anti-dilutive.


(2)      Property and Equipment

         A summary of property and equipment at cost is as follows:

                                                 June 30, 1997    March 31, 1998
                                                 -------------    --------------
               Leasehold improvements             $   4,351        $   4,351
               Furniture and fixtures                20,026           21,764
               Computer equipment and software       81,509          103,762
               Office equipment                      16,270           16,270
                                                  ---------        ---------
                                                  $ 122,156        $ 146,147
               Less accumulated depreciation
                 and amortization                   (24,632)         (49,350)
                                                  ---------        ---------
                                                  $  97,524        $  96,797
                                                  =========        =========


 (3)     Notes Receivable

         On September 17, 1996, the President and the majority stockholder of the Company borrowed $922,020 from the Company. The note bears interest at 8%. Principal is due on demand and interest payments are due monthly. At June 30, 1997, the outstanding amount of the note was $417,020. In November 1997, the note was paid off entirely. The remaining notes receivable of $2,550 represent interest-free loans to other employees and was paid in full subsequent to year end.


(4)      Income Taxes

         Income tax expense is comprised of the minimum state franchise tax. The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is due to net operating losses not being benefited.

         The Company has gross deferred tax assets relating principally to tax effects of net operating loss carryforwards. In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)

         tax items are recognizable for tax reporting purposes, management does not believe it is more likely than not the Company will realize the benefits of these differences at June 30, 1997. As such, management has recorded a valuation allowance for the full amount of deferred tax assets at June 30, 1997.

         At June 30, 1997 and March 31, 1998, the Company has available net operating losses of approximately $585,000 and $1,000,000, respectively, for both Federal income tax purposes and state tax purposes to offset future taxable income, if any, and expire at various dates through the year 2012. However, the utilization of net operating losses may be subject to certain limitations as prescribed by Section 382 of the Internal Revenue Code.


(5)      Commitments

         The Company leases office space under a noncancelable operating lease that expires on October 27, 1999.

         Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 1997 are as follows:

                           Year ending June 30:
                           1998                               $        37,968
                           1999                                        37,968
                           2000                                        12,248
                           --------------------------------------------------

                           Total minimum lease payments       $        88,184

         Rent expense for the year ended June 30, 1997 was approximately $26,000 and $28,000 for the nine months ended March 31, 1998.


(6)      Stockholders' Equity

         On January 29, 1998, the Company's Board of Directors approved a 2-for-1 reverse split of the Company's common stock. All common share amounts in the accompanying financial statements have been adjusted retroactively. On March 24, 1998, the Company's amended its articles of incorporation to have authorized capital stock of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock.

         On October 15, 1997, the Company entered into an agreement with Burlington Coat Factory Warehouse Corporation (BCF). Under the agreement, the Company and BCF will jointly develop a network whereby participants of the network can do business through Internet. BCF agrees to use this proprietary network as their main sourcing method. BCF agrees to assist in marketing and promoting this network service to its vendors. In return, BCF is free to use the

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)

         network designed and maintained by the Company and will share a certain portion of the fee revenue generated by this network with the Company. In addition, the Company granted a warrant to BCF to allow BCF to purchase up to 10% of the outstanding shares of common stock of the Company, subject to certain conditions as defined in the warrant agreement. The common stock if issued to BCF will have certain registration rights. BCF and the Company also agreed to develop an Internet Electronic Data Interchange (EDI) to replace the standard EDI.

         The Company's stock option plan provides for the granting of stock options to employees. The Company has reserved 250,000 shares of common stock for issuance under the plan. The terms and conditions of grants of stock options are determined by the Board of Directors. Generally, one-half of the granted option is exercisable within 15 days after the employee's first year of employment. The remaining option is exercisable within 15 days after the end of the employee's second year of employment.

         A summary of stock option activity is as follows:
                                                                    Weighted
                                                   Number of         average
                                                    shares       exercise price

         Balance at June 30, 1996                      --           $  --

         Options granted                            155,000             0.21
         Options terminated                            --              --
                                                   --------         --------
         Options exercised                             --              --
                                                   --------         --------

         Balance at June 30, 1997                   155,000             0.21
                                                   ========         ========

         Options granted                               --              --
         Options terminated                         (10,000)            0.20
         Options exercised                             --              --
                                                   --------         --------

         Balance at March 31, 1998                  145,000             0.19
                                                   ========         ========


         At June 30, 1997 and March 31, 1998, there were no options exercisable.

                           WORLD WIDE MAGIC NET, INC.,
                          dba CYBER MERCHANTS EXCHANGE

                    Notes to Financial Statements, continued

(Information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited)

         The Company applies APB Opinion No.25 in accounting for its stock options. All options, except for options granted to two employees for 150,000 shares of common stock, were granted at an exercise price equal to the fair value of the common stock, and accordingly, no compensation cost has been recognized for these stock options in the financial statements. Compensation expense aggregating $30,000 was recorded for the issuance of the remaining options for 150,000 shares of common stock. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amount for the year ended June 30,1997 indicated below:

                  Net loss:
                      As reported           $     (587,611)
                      Pro forma                   (643,411)
                                            ===============

         The compensation cost was calculated using the assumptions of a 1.5 year weighted average expected life of the options and a 6.5% risk-free interest rate.


(7)      Contingency (Unaudited)

         The Company has been named as a defendant, along with Burlington Coat Factory Warehouse, in a lawsuit brought by Stanley Rosner ("Rosner"), an individual. In March, 1998, Rosner commenced an action in the Supreme Court of the State of New York alleging breach of oral and written contracts between the Company and Rosner and between Burlington Coat Factory Warehouse and Rosner in 1997. Rosner claims that he is due certain fees from both the Company and Burlington Coat Factory Warehouse for services allegedly rendered in connection with certain transactions involving the Company and Burlington Coat Factory Warehouse. These transactions relate to the Internet services that the Company has and will provide to Burlington Coat Factory Warehouse, and current and anticipated transactions arising from vendors of Burlington Coat Factory Warehouse. Rosner claims that he is due damages in an amount not less than $5,000,000 plus unspecified punitive damages from both the Company and Burlington Coat Factory Warehouse. The Company intends to vigorously defend this action. The Company believes that it is not obligated to make any payments to Rosner and has meritorious defenses to all of Rosner's allegations.

         However, if held liable for the entire amount, this would have a materially adverse effect upon the Company.